Exhibit 10.1

Execution Version

NOTE PURCHASE AGREEMENT1

This NOTE PURCHASE AGREEMENT (the “Agreement”), dated March 11, 2024, is being entered into by and among Li-Cycle Holdings Corp., a corporation incorporated under the laws of the Province of Ontario with offices located at 207 Queen’s Quay West, Suite 590, Toronto, Ontario M5J 1A7 (the “Company”), Glencore Ltd., a Swiss company having an address at 330 Madison Ave., New York, NY 10017 (“Glencore Intermediate”) and Glencore Canada Corporation, an Ontario corporation having an address at 100 King Street West, Suite 6900, Toronto, ON, M5X 1E3 (the “Purchaser” or “Glencore Canada”) (each of the Purchaser and Glencore Intermediate a “Purchaser Party”, and together the “Purchaser Parties”) and Glencore Canada as Collateral Agent.

RECITALS

WHEREAS, the Purchaser desires to purchase from the Company, and the Company desires to issue and sell to the Purchaser, the Senior Secured Convertible Note due five years from the Closing Date (as defined below) in the aggregate amount of $75,000,000 (referred to herein as the “Note”) in the form attached as Exhibit A and to be issued in accordance with the terms and conditions of the form of Note;

WHEREAS, the Company and the Purchaser desire to set forth certain agreements herein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	PURCHASE AND SALE OF CONVERTIBLE NOTE.

(a) Purchase of Note. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase and acquire from the Company, the Note for a purchase price equal to $75,000,000 (the “Purchase Price”).

(b) Closing.

(i) The consummation of the issuance and purchase of the Note (the “Closing”) shall occur on the second Business Day following the date on which each of the conditions to the Closing set forth in Section 4 of this Agreement have been satisfied, or on such other Business Day to be agreed in writing between the Company and the Purchaser (“Closing Date”).

(ii) The Closing shall occur at the offices of Freshfields Bruckhaus Deringer US LLP, 3 World Trade Center, 175 Greenwich Street, New York NY 10007 or remotely by electronic exchange by and among the parties and their counsel of all documents and deliverables required under the Agreement.

[1]	Note: This Agreement, the Note and the other Finance Documents are subject to amendment prior to the Closing Date to facilitate multiple Noteholders.

(c) Form of Payment for Note. At the Closing, (i) the Purchaser shall pay the Purchase Price for the Note to the Company by wire transfer of the Purchase Price in immediately available funds to the account of the Company designated in writing by the Company to the Purchaser at least two Business Days prior to the Closing Date for such purchase, and (ii) the Company shall, against the payment of the Purchase Price, deliver to Purchaser the Note executed by the Company.

2.	REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES.

Each Purchaser Party represents and warrants to the Company as follows:

(a) Organization. The Purchaser is an entity duly organized, validly existing and in good standing under the laws of Ontario. The Purchaser is a person that is a resident of Canada for purposes of the Income Tax Act (Canada) and the regulations thereunder, as amended (the “Tax Act”) and will remain a person that is a resident of Canada for purposes of the Tax Act at all times when it holds an interest in the Note. Glencore Intermediate is an entity duly organized, validly existing under the laws of Switzerland.

(b) Authorization; Validity; Enforcement. The Purchaser has full corporate power and authority to execute and deliver (i) this Agreement, (ii) the Note, (iii) the Amended and Restated Registration Rights Agreement substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), (iv) the Amended and Restated Existing Convertible Notes substantially in the forms attached hereto as Exhibit C-1 and Exhibit C-2 (collectively, the “A&R Notes”), (v) the Side Letter substantially in the form attached hereto as Exhibit D dated as of the date hereof (the “Side Letter” and together with this Agreement, the Note, the Registration Rights Agreement, the A&R Notes, the Allocation Agreement (defined below) and the Side Letter, the “Note Documents”), (vi) the Note Guaranty (as defined in the Note) substantially in the form attached hereto as Exhibit F and (vii) each Collateral Document (as defined in the Note) substantially in the forms attached hereto as sub-exhibits to Exhibit G (together with the Note Guaranty, the Collateral Documents and the Note Documents, collectively, the “Transaction Documents”) and to consummate the transactions contemplated by this Agreement and the other Note Documents to which it is a party (the “Note Transactions”) and the transactions contemplated by the Note Guaranty and the Collateral Documents, together with the Note Transactions, collectively, the “Transactions”). Glencore Intermediate has full corporate power and authority to execute and deliver (i) this Agreement, (ii) the Registration Rights Agreement, (iii) the Allocation Agreement, (iv) the North America Black Mass & Refined Products Allocation Agreement substantially in the form attached hereto as Exhibit E (the “Allocation Agreement”) and (v) the Side Letter. The execution, delivery and performance by each Purchaser Party of the Transaction Documents to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on behalf of each Purchaser Party. No other proceedings on the part of the Purchaser or Glencore Intermediate are necessary to authorize the execution, delivery and performance by either Purchaser Party of any of the Transaction Documents and consummation of the Transactions to which it is a party. Each of the Transaction Documents to which a Purchaser Party is a party has been duly and validly executed and delivered by the Purchaser Party. Assuming each of the Transaction Documents constitutes the valid and binding obligation of the Company, each of the Transaction Documents to which it is a party is a valid and binding obligation of the Purchaser Party, enforceable against the Purchaser Party in accordance with its terms, subject to the limitation of such enforcement by the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to creditors’ rights generally or the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Enforceability Exceptions”).

(c) Sufficiency of Funds. At and immediately prior to the Closing, the Purchaser will have unrestricted cash (in immediately available funds) equal to the Purchase Price.

(d) No Conflicts. The execution and delivery by each Purchaser Party of the Transaction Documents to which it is a party, and the performance by each Purchaser Party of its obligations thereunder, including the Transactions contemplated herein and therein, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Purchaser Party pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Purchaser Party is a party or by which the Purchaser Party is bound or to which any of the property or assets of the Purchaser Party is subject, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Purchaser Party to perform its obligations hereunder; or (ii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Purchaser Party to perform its obligations hereunder.

(e) Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or exemption or review by, any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, provincial, local or foreign, and any applicable industry self-regulatory organization (each, a “Governmental Entity”) is required on the part of either Purchaser Party in connection with the execution, delivery and performance by the Purchaser Party of the Transaction Documents and the consummation by the Purchaser Party of the Transactions to which it is a party, except for any required or approvals under any applicable antitrust laws or foreign investment laws, requirements or regulations in connection with the issuance of common shares of the Company (“Common Shares”) upon the conversion of the Note or the A&R Notes, or the exercise of any warrants issued to the Purchaser upon the redemption of the Note or the A&R Notes in accordance with the terms and conditions thereof (the “Redemption Warrants”), any required filings pursuant to the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the rules of the United States Securities Exchange Commission (the “SEC”) and any consent, approval, order, authorization, registration, declaration, filing, exemption or review, the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to adversely affect or delay the consummation of the Transactions by the Purchaser Party.

(f) Purchase for Investment. The purchase of the Note is for the Purchaser’s own account and not with a view to the distribution thereof. The Purchaser understands that neither the Note nor any Common Share (as defined below) issuable upon the conversion of the Note has been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Note. The Purchaser (i) is purchasing the Note as principal for the Purchaser’s own account, and not for the benefit of any other Person, and for investment purposes only, and not with a view to the resale or distribution of the Note, (ii) is resident in the Province of Ontario, and (iii) was not formed for the purpose of purchasing the Note and was not created and is not used solely to purchase or hold securities as an accredited investor.

(g) Ownership of Company Securities. As of the date hereof and as of the Closing, the direct and indirect ownership of securities of the Company of the Purchaser Parties and their Affiliates in the aggregate consists of (i) 59,385 Common Shares and (ii) Convertible Notes representing $225,357,585 in aggregate outstanding principal amount issued pursuant to that Existing Convertible Note dated May 31, 2022 and accrued interest thereon paid-in-kind thereon since such date in the form of additional Convertible Notes. No Purchaser Party (individually or together with any other Person with whom the Purchaser has identified, or will have identified, itself as part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act) currently beneficially owns, directly or indirectly, nor has it acquired or obtained the right to acquire, nor does it currently intend to acquire or obtain the right to acquire, beneficial ownership of, any of the Common Shares or any of the other securities of the Company, other than pursuant to the Note Documents, any other documents contemplated thereby or any Common Shares acquired by any employee of the Purchaser Parties then providing services to the Company as a member of the Board of Directors of the Company pursuant to any equity grant awarded for such service or requirement to own Common Shares in accordance with any then applicable ownership guidelines.

(h) Accredited Investor; Restricted Securities. The Purchaser is an accredited investor (as defined in Rule 501 of the Securities Act) and in Section 73.3 of the Securities Act (Ontario) and National Instrument 45-106 Prospectus Exemptions of the Canadian Securities Administrators (“NI 45-106”)) and is aware that the offering and sale of the Note is being made in reliance on a private placement exemption from registration under the Securities Act and the prospectus requirement of the Securities Act (Ontario) and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available. The Purchaser understands and acknowledges that the certificates evidencing the Note (and any replacement certificate issued prior to the expiration of the applicable hold periods) will bear a legend, in the form required by applicable Ontario securities laws, referring to applicable restrictions on resale.

(i) No Qualification in Canada. The Purchaser acknowledges having been informed by the Company that the Note and the Common Shares issuable upon conversion of the Note: (i) have not been, and will not be, qualified for distribution by prospectus in any jurisdiction of Canada, and (ii) may not be offered or sold in any jurisdiction of Canada during the course of their distribution except pursuant to a prospectus or exemption from the prospectus requirement under applicable securities laws in Canada.

(j) Investment Decision. The Purchaser has made its own investment decision based upon its own judgment, due diligence and advice from such advisors as it has deemed necessary and not upon any view expressed by any other Person (as defined herein). Neither such inquiries nor any other due diligence investigations conducted by it or its advisors or representatives, if any, shall modify, amend or affect its right to rely on the Company’s representations and warranties contained herein. It is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any Person by or on behalf of the Company, including, without limitation, except for the express statements, representations and warranties of the Company made or contained in this Agreement. Furthermore, it acknowledges that nothing in this Agreement or any other materials presented by or on behalf of the Company to it in connection with the purchase of the Note constitutes legal, tax or investment advice. The Purchaser has adequate means of providing for its current needs and contingencies, has no need for liquidity with respect to its investment in the Note, and can withstand a complete loss of such investment in the Note. For purposes of this Agreement, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any Governmental Entity (as defined below) or any department or agency thereof.

(k) Accuracy of Representations. Each Purchaser Party understands the Company is relying and will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements in connection with the Transactions.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each Purchaser Party, on behalf of itself and, as applicable, the other Note Parties (as defined in the Note), that the statements in this Section 3 are all true and complete as of the date hereof except as set forth on the Company Disclosure Schedule attached as Exhibit H to this Agreement (the “Company Disclosure Schedule”), which exceptions shall be deemed to be part of, and qualify, the representations and warranties made hereunder. The Company Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 3, and the disclosures in any section of the Company Disclosure Schedule shall qualify other sections in this Section 3 to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections.

(a) Organization; Authority. The Company and each other Note Party (as defined in the Note) (a) is (i) duly organized or incorporated (as applicable) and validly existing and (ii) in good standing (to the extent such concept exists in the relevant jurisdiction) under the Applicable Laws of its jurisdiction of organization, (b) has all requisite organizational power and authority to own its assets and to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing (to the extent such concept exists in the relevant jurisdiction) in, every jurisdiction where the ownership, lease or operation of its properties or conduct of its business requires such qualification, except, in the case referred to in clause (c) of this Section 3(a) with respect to the Company where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means any event, change or development that has had, or would reasonably be likely to have, individually or in the aggregate, a material adverse effect on the results of operations or financial condition of the Company and its consolidated subsidiaries (the “Subsidiaries”), taken as a whole, but, in each case shall not include the effect of any event, change or development relating to (i) the industries and markets in which the Company and its Subsidiaries operate, (ii) macroeconomic factors, exchange rates, interest rates or general financial, credit, debt or capital market conditions (including changes in interest or exchange rates), (iii) earthquakes, floods, hurricanes, tornadoes, natural disasters, epidemics, pandemics, endemics or disease outbreaks, (iv) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, (v) changes in Applicable Law, generally accepted accounting principles or interpretations of the foregoing, (vi) compliance with this Agreement or the other Transaction Documents or any action taken or omitted to be taken by the Company at the written request of, or with the prior written consent of, the Purchaser, (vii) consummation of the Transactions contemplated by this Agreement and the other Transaction Documents or any announcement of this Agreement or the identity of the Purchaser or any of its Affiliates (as defined in the Note), (viii) any failure by the Company or any of its Subsidiaries to meet projections, forecasts or estimates (but not the underlying cause thereof), or (ix) any breach by the Purchaser of this Agreement or the other Transaction Documents; provided, however, that with respect to the foregoing clauses (i) through (v), any such event, change or development may be taken into account in determining whether there has been or is a “Company Material Adverse Effect” to the extent it disproportionately impacts the results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to similarly situated participants in the same industry.

(b) Common Shares. The Common Shares issuable upon conversion of the Note, the A&R Notes or exercise of any Redemption Warrants, as applicable, will be duly and validly authorized and, when and if issued and delivered to Purchaser in accordance with the terms of the Note, the A&R Notes and this Agreement, such Common Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any statutory or contractual preemptive or similar rights.

(c) Authorization; Validity; Enforcement. The execution, delivery and performance by the Company and each other Note Party of each Transaction Document to which it is a party and the consummation of the Transactions contemplated pursuant to the Transaction Documents to which it is a party are within such Note Party’s corporate or other organizational power and have been duly authorized by all necessary corporate or other organizational action of such Note Party. Each Transaction Document to which any Note Party is a party has been duly executed and delivered by such Note Party and is a legal, valid and binding obligation of such Note Party, enforceable in accordance with its terms, subject to the Enforceability Exceptions and the Legal Reservations (as defined in the Note).

(d) No Conflicts. The execution and delivery by each Note Party of the Transaction Documents to which it is a party, and the performance by each Note Party of its respective obligations thereunder (including, in the case of the Company, the issuance and sale of the Note or the Common Shares issuable upon conversion of the Note or the A&R Notes or upon exercise of any Redemption Warrants, as applicable), and the consummation of the other transactions contemplated thereunder, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of each Note Party pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which any Note Party is a party or by which it is bound or to which any of the property or assets of such Note Party is subject, which would reasonably be expected to have, a Company Material Adverse Effect or materially affect the enforceability of the Note or such Common Shares or the legal authority of the Company to comply in all material respects with the terms of this Agreement; (ii) the organizational documents of such Note Party; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over such Note Party or any of its properties that, for purposes of this clause (iii), would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially affect the validity of the Note or such Common Shares or the legal authority of the Company to comply in all material respects with this Agreement.

(e) Governmental Authorization. None of the Company nor the other Note Parties are required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, or any other action by, any Governmental Entity in connection with the execution, delivery and performance by the Note Parties of the Transaction Documents (including, without limitation, the issuance of the Note), except (i) as required by applicable state, provincial or federal securities laws or in connection with necessary filings pursuant to the Perfection Requirements (as defined in the Note), (ii) such as have been obtained or made and are in full force and effect, (iii) consents, waivers, authorizations, orders, notices, filings or registrations required in connection with the issuance of Common Shares upon the conversion of the Note, or the exercise of any Redemption Warrants in accordance with the terms and conditions thereof, including under applicable antitrust laws or foreign investment laws, and (iv) consents, waivers, authorizations, orders, notices, filings or registrations the failure of which to obtain would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(f) Non-contravention. Neither the Company nor any other Note Party is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) its respective organizational documents, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which it is now a party or by which its properties or assets, are bound, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over it or its respective properties, except, in the case of clause (ii) for defaults or violations that have are not, and would not reasonably to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and, in the case of clause (iii) for defaults or violations that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(g) Exchange Act Registration of Common Shares; Canadian Reporting Issuer Status. All of the issued and outstanding Common Shares have been registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange (the “NYSE”). There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the NYSE or the SEC with respect to any intention by such entity to deregister the Common Shares, or prohibit or terminate the listing of the Common Shares, on the NYSE. The Company has taken no action that is designed to terminate the registration of the Common Shares under the Exchange Act. The Company is not on a list of reporting issuers that is in default in the Province of Ontario. To the knowledge of the Company, there is no suit, action, proceeding or investigation pending or threatened against the Company by the Ontario Securities Commission (the “OSC”) to terminate the Company’s status as a reporting issuer, nor has the Company taken any action that is intentionally designed to terminate the Company’s status as a reporting issuer in the Province of Ontario.

(h) Reports; Financial Statements.

(i) The Company has filed with the SEC all reports, schedules, forms statements and other documents required to be filed or furnished by it with the SEC under the Exchange Act (collectively, the “Company Reports”) since October 31, 2023. As of its respective date, and, if amended, as of the date of the last such amendment, each Company Report complied in all material respects as to form with the applicable requirements of the Exchange Act, and any rules and regulations promulgated thereunder applicable to such Company Report. As of its respective date, and, if amended, as of the date of the last such amendment, no Company Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(ii) As of the time it was filed, each of the reports, schedules, forms, statements and any other disclosure documents (including exhibits and other information incorporated therein) filed by the Company with the OSC since October 31, 2023 (the “Canadian Company Reports”) that are available to the public on SEDAR+ complied in all material respects with the applicable requirements of Ontario securities laws and the respective regulations made thereunder (“Ontario Securities Legislation”), and none of the Canadian Company Reports contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, except to the extent any such Canadian Company Report is superseded by a subsequent Canadian Company Report. The Company has not filed any confidential material change report or other confidential report with the OSC which at the date hereof remains confidential.

(iii) Each of the consolidated balance sheets and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows included in the Company Reports filed with the SEC under the Exchange Act and in the Canadian Company Reports filed with the SEC have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates shown and the results of the consolidated income and comprehensive income, changes in equity and cash flows of the Company and its consolidated Subsidiaries for the respective fiscal periods set forth therein, subject, in the case of any unaudited financial statements, to normal recurring year-end audit adjustments, have been prepared in accordance with IFRS (or U.S. GAAP, as applicable) consistently applied during the periods involved, and, except in the case of unaudited financial statements for the absence of footnote disclosure, otherwise comply in all material respects with the requirements of the SEC and the OSC, as applicable.

(iv) Since October 31, 2022, (A) The Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business, and (B) no events, changes or developments have occurred that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(i) Capitalization. The authorized capital of the Company consists of an unlimited number of Common Shares and an unlimited number of preferred shares. As of February 29, 2024, there were issued and outstanding: (A) 179,047,118 Common Shares of the Company (the “Outstanding Shares”); (B) no preferred shares of the Company; (C) options (the “Options”) to acquire an aggregate of 3,482,063 Common Shares of the Company and (D) restricted share units (the “RSUs”) to acquire an aggregate of 8,834,873 Common Shares of the Company. Prior to the Closing Date, the Company will not grant any additional Options or RSUs. Except for the Outstanding Shares, there are no other shares of any class or series in the capital of the Company outstanding. Except for the Options, the RSUs and outstanding convertible notes held by Glencore Intermediate and Wood River Capital, LLC, respectively, there are no options, warrants, convertible securities or other rights, agreements or commitments requiring or which may require the issuance or sale by the Company or any of its Subsidiaries of any securities of the Company or any of its Subsidiaries.

(j) Litigation. (A) There is no (and since March 1, 2022, there has not been any) proceeding pending or, to the Company’s knowledge, threatened by or against the Company and its Subsidiaries that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or that would reasonably be expected to prevent, materially delay or materially impair the ability of the Note Parties to timely consummate the Transactions and other transactions contemplated hereby and (B) none of the Company and its Subsidiaries nor any of their respective properties or assets is subject to any material order (including any order that would prevent, materially delay or materially impair the ability of the Note Parties to timely consummate the Transactions.

(k) Compliance with Law. Each of the Company and its Subsidiaries (i) conducts, and since March 1, 2022 has conducted, its business in accordance with all laws and orders applicable to the Company or such Subsidiary, as applicable, and is not in violation of any such law or order, and (ii) has not received any written communications from a Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance with any such law or order, except, in the case of each of clauses (i) and (ii), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(l) Intellectual Property.

(i) To the Company’s knowledge, the Company and its Subsidiaries have sufficient rights to Intellectual Property Rights owned by the Company and its Subsidiaries that are used in or necessary for the operation of the businesses of the Company and its Subsidiaries as currently conducted.

(ii) The Company and its Subsidiaries have taken commercially reasonable steps to safeguard and maintain the secrecy of any Trade Secrets owned by the Company or any Subsidiary, except which would not reasonably be expected to have a Company Material Adverse Effect, taken as a whole. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any material Trade Secrets of or in the possession of or processed by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has filed any claim commencing legal action against any Person alleging any infringement, misappropriation or other violation of any Trade Secrets owned by the Company or any Subsidiary.

(iii) To the Company’s knowledge, since March 1, 2022, no Person is or was infringing, misappropriating, misusing, diluting or violating any Intellectual Property Right of the Company or any of its Subsidiaries in any material respect. None of the Company or any Subsidiary has filed any claim commencing legal action against any Person alleging any infringement, misappropriation or other violation of any Intellectual Property Right in any material respect.

(iv) “Intellectual Property Rights” means all (A) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing; (B) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing; (C) copyrights, works of authorship, data, database and design rights, and mask work rights, whether or not registered or published, and all registrations, applications renewals, extensions and reversions of any of any of the foregoing; (D) trade secrets, know-how, confidential or proprietary information, including invention disclosures, inventions, ideas, algorithms, formulae, processes, methods, techniques, and models, technologies, protocols, methodologies, formulations, layouts, specifications, discoveries, compositions, industrial models, architectures, drawings, plans, ideas, research and development, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case whether patentable or not and whether reduced to practice or not (collectively, “Trade Secrets”); (E) rights in software, and (F) any other intellectual or proprietary rights.

(m) Environmental Matters.

(i) Neither the Company or its Subsidiaries have received any written notice, report, order, communication or other information from any United States, Canadian or other Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any material respect of, failure to comply in any material respect with, or material liability under, any laws and orders concerning pollution, the storage, use, treatment, transportation, handling, importation, exportation, sale, distribution, labeling, recycling, processing or testing of Hazardous Substance (as defined below) or the protection of the environment, or the protection of human health or safety (to the extent relating to exposure to Hazardous Substances) (collectively, “Environmental Laws”).

(ii) Except as would not reasonably be expected to have a Company Material Adverse Effect:

(A) The Company and its Subsidiaries are (and, since March 1, 2022, have been) in compliance with all Environmental Laws, which compliance has included obtaining, maintaining and complying with all approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity (collectively, “Permits”) that are required pursuant to Environmental Laws for the ownership or occupation of their facilities and the operation of their business;

(B) There is no lawsuit, litigation, action, claim, complaint, charge, proceeding, administrative enforcement proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity, or, to the Company’s knowledge, threatened against the Company and its Subsidiaries pursuant to Environmental Laws;

(C) The Company and its Subsidiaries have not manufactured, released, treated, stored, disposed, arranged for disposal, transport or handling of, contaminated, or exposed any Person to, any material, substance, waste or other pollutant or contaminant that is regulated by, or for which standards of conduct are imposed or may give rise to liability pursuant to, any Environmental Law, including any petroleum products or byproducts, noise, odor, mold, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, or radon (each, a “Hazardous Substance”), except, in each case, in compliance with Environmental Law;

(D) The Company and its Subsidiaries have not assumed, undertaken, provided an indemnity with respect to or otherwise knowingly become subject to any liabilities of any other Person under Environmental Law; and

(E) The Company has made available to the Purchaser copies of all written environmental reports, audits, and assessments and all other material environmental, health and safety documents that are in the Company’s possession or control relating to the current or former operations, properties or facilities of the Company or its Subsidiaries.

(n) Compliance with Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws.

(i) Neither the Company nor any of its Subsidiaries or their respective directors, senior executives or officers, or to the knowledge of the Company, any Person on whose behalf the Company or its Subsidiaries is acting in connection with the subject matter of the Agreement, is an individual or entity that is, or is 50% or more owned or controlled by, a Person (or Persons) that is the subject of any economic or financial sanctions or trade embargoes administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) the U.S. Departments of State or Commerce, the United Nations Security Council (“UNSC”), the European Union (“EU”), Switzerland, Canada or any other applicable sanctions authority (collectively, “Sanctions Laws”) or based, organized or resident in a country or territory that is the subject of comprehensive (i.e., country-wide or territory-wide) Sanctions (including, as of the date of signature of this Agreement, Crimea, Cuba, so-called Donetsk People’s Republic, Iran, so-called Luhansk People’s Republic, North Korea and Syria) (a “Sanctioned Territory”) (collectively, a “Sanctioned Person”);

(ii) The entering into of this Agreement and the consummation of the Transactions will not violate, and the Company and its Subsidiaries have not violated in any material respect, or have not at any time engaged in activity, practice or conduct which would constitute a material breach of, any Sanctions Laws, any applicable anti-money laundering and counter-terrorism laws in all applicable jurisdictions, the rules and regulations thereunder and any applicable related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Entity, including without limitation, the Criminal Code (Canada); the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), 18 U.S.C. §§ 1956-1957, and regulations and guidance thereunder (“Anti-Money Laundering Laws”), all applicable laws relating to export, re-export, transfer and import controls, including the Export and Import Permits Act and the regulations thereunder and the Export Administration Regulations and the customs and import laws administered by U.S. Customs and Border Protection (“Ex-In Laws”), or the (A) U.S. Foreign Corrupt Practices Act (FCPA), (B) the Corruption of Foreign Public Officials Act (Canada), (C) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or (D) any other applicable anti-bribery or anti-corruption laws related to combatting bribery, corruption and money laundering (“Anti-Corruption Laws”).

(iii) Neither the Company, its Subsidiaries, nor any of their directors or officers nor, to the Company’s knowledge, any of their employees, agents, or any third-party representatives acting for or on behalf of any of the foregoing has, in contravention of any Anti-Corruption Laws, (A) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any person, (B) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate which was not in compliance with domestic law or (C) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws and the Transactions and the Note Transactions and any benefit derived thereof will not, directly or indirectly, be used to provide any unlawful payment, gift or any other improper benefit to any (1) any employee, officer or associated person of, or any person otherwise acting in an official capacity for or on behalf of, a Government Entity or (2) a person holding a legislative, administrative or judicial position of any kind, regardless of whether elected or appointed, of a Government Entity (a “Public Official”) or their agents, or any other company or entity owed, directly or indirectly, by a Public Official or its agent, in each case in contravention of applicable Anti-Corruption Laws.

(iv) None of the Company or its Subsidiaries has, to the Company’s knowledge, been the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, Anti-Money Laundering Laws or Part 3 of the UK Criminal Finances Act 2017 (Corporate Offences of Failure to Prevent Facilitation of Tax Evasion), any rules or regulations thereunder and any other laws, rules and regulations relating to tax evasion applicable to the Company or its Subsidiaries and to the Company’s knowledge, no such allegation, voluntary disclosure, investigation, prosecution or enforcement action is pending or has been threatened in writing.

(v) Notwithstanding anything in this Agreement, including but not limited to the representations made under Section 3 of this Agreement, nothing in this Agreement shall require the Company or its Subsidiaries, or any director, officer, employee or agent of the foregoing, to commit an act or omissions that contravenes the Foreign Extraterritorial Measures Act (Canada), or any order promulgated thereunder.

(vi) All the documents and information the Company has provided, and/or will provide, to the Purchaser, including, without limitation, any “know-your-counterparty” information and documents requested by the Purchaser, is, and/or will be, accurate, complete and up to date in all material respects;

(vii) The Company and its Subsidiaries have instituted and maintained policies, procedures, systems and controls, including a compliance program (the “Compliance Program”), reasonably designed to (A) procure compliance by the Company and/or its Subsidiaries with Sanctions Laws, Anti-Corruption Laws, and Anti-Money Laundering Laws and (B) prevent any person acting on behalf of the Company and/or its Subsidiaries or otherwise performing any services for or on any Company and/or its Subsidiaries’ behalf, including without limitation its directors, officers, employees, contractors, sub-contractors and agents (an “Affiliated Person”), from any conduct that would give rise to an offense by the Company and/or its Subsidiaries under Sanctions Laws, Anti-Corruption Laws, or Anti-Money Laundering Laws.

(viii) The Company, its Subsidiaries and its directors and officers are not (A) a Public Official or (B) (1) a Public Official’s spouse; (2) a Public Official and his or her spouse’s grandparents, parents, siblings, children, nieces, nephews, aunts, uncles and first cousins; (3) the spouse of any persons listed in subcategories (1) or (2); and (4) any other person who shares the same household with the individual, personal, business, or other relationship or association with a Public Official who may have responsibility for or oversight of the business of the Company or its Subsidiaries.

(ix) No Sanctioned Person has any beneficial or other property interest in the Agreement nor will have any participation in or derive any other financial or economic benefit from the Agreement; and

(x) The Company will not use, or make available, the funds provided by the Purchaser pursuant to the Agreement (A) to fund or facilitate any activities or business of, with or related to any Sanctioned Territory or Sanctioned Person, (B) in any manner that would result in a violation of Sanctions Laws, or (C) for any activities or business that could result in the designation of the Purchaser as a Sanctioned Person.

(xi) For purposes of this Agreement, “Applicable Law” means all laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature, and includes having application, directly or indirectly with respect to the Company, the rules and policies of any stock exchange upon which the Company has securities listed or quoted.

(o) Record Keeping. In connection with the business of the Company and its Subsidiaries, the Company has, at all times in the last five (5) years, and in case of any Subsidiary incorporated in Switzerland in the last ten (10) years, maintained books, records and accounts that were accurate and complete, in all material respects, and complied, in all material respects, with the requirements of Applicable Laws.

(p) Information. As of the Closing Date, the financial projections of the Company and its Subsidiaries prepared by management of the Company dated December 1, 2023 and furnished to the Purchaser on December 2, 2023 by inclusion in the virtual data room file 7.5, have been prepared in good faith based upon assumptions believed by the Company to be reasonable at the time so furnished (it being understood and agreed by the Purchaser that such financial projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Company’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

(q) No Registration of Note or Common Shares; Ontario Prospectus Exemption. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 2, no registration under the Securities Act and no registration or qualification under any applicable state securities laws is required for the offer and sale of the Note, the A&R Notes by the Company to the Purchaser in the manner contemplated by this Agreement or for the issuance of the Common Shares issuable upon the conversion of the Note or exercise of any Redemption Warrants. The distribution of the Note and the A&R Notes to the Purchaser is exempt from the prospectus requirements of applicable Canadian securities laws under Section 2.3 of NI 45-106 and Section 73.3 of the Securities Act (Ontario), as applicable. The distribution of the Common Shares issuable upon conversion of the Note or the exercise of any Redemption Warrants would, if issued on the date hereof, be exempt from the prospectus requirements of the Securities Act (Ontario) under Section 2.42(1)(a) of NI 45-106.

(r) Security Interest in Collateral. Subject to the Perfection Requirements, the Legal Reservations (as defined in the Note), the Agreed Security Principles (as defined in the Note) and the provisions of this Agreement and/or any other Transaction Document (including Section 2(a) of Annex A-1 of the Note), the Collateral Documents (as defined in the Note) entered into on the Closing Date the (“Closing Date Collateral Documents”) create legal, valid and enforceable Liens (as defined in the Note) on all of the Collateral (as defined in the Note) in favor of the Collateral Agent for the benefit of the Secured Parties and upon the satisfaction of the applicable Perfection Requirements (as defined in the Note), such Liens constitute perfected Liens (with the priority that such Liens are expressed to have under the relevant Closing Date Collateral Documents, unless otherwise permitted hereunder or under any Transaction Document) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Transaction Documents) securing the Secured Obligations (as defined in the Note), in each case as and to the extent set forth therein.

(s) No U.S. Critical Technology Business. To the Company’s knowledge, none of the Company, or its Subsidiaries or any of its Affiliates produce, design, test, manufacture, fabricate, or develop “critical technologies” as that term is defined in 31 C.F.R. § 800.215 and in turn is not a “TID U.S. business” within the meaning of 31 C.F.R. § 800.248(a).

4.	CONDITIONS TO CLOSING

(a) Mutual Conditions. The obligations of each of the Company and the Purchaser to consummate the Transactions are subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of the following conditions, which conditions are for the mutual benefit of the Company and the Purchaser and may be waived only by the mutual consent of the Company and the Purchaser:

(i) Any applicable waiting period or approvals under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, or any applicable antitrust law, as the case may be, shall have expired, or been terminated, or been obtained; and

(ii) no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby, and no Governmental Entity shall have instituted or threatened in writing a proceeding seeking to impose any such prevention or prohibition.

(b) Additional Conditions to the Purchaser’s Obligation to Close. The obligations of the Purchaser to consummate the Transactions are subject to the satisfaction or, to the extent permitted by Applicable Law, waiver by the Purchaser of each of the following conditions:

(i) (A) the representations and warranties of the Company (and each Note Party pursuant to the terms of the Note Guaranty, as applicable) set forth in Section 3 of this Agreement (other than the representations and warranties set forth in Section 3(a) (Organization; Authority), Section 3(b) (Common Shares), Section 3(c) (Authorization; Validity; Enforcement) and Section 3(i) (Capitalization) (collectively, the “Fundamental Company Representations”) and Section 3(h)(iii)(B) (Absence of a Company MAE)) shall be true and correct (without giving effect to any limitations as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties that are made expressly as of a specific date, which representations and warranties shall be true and correct as of such date), in each case, except for such failures to be so true and correct as have not had, individually or in the aggregate, a Company Material Adverse Effect, (B) each of the Fundamental Company Representations shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties that are made expressly as of a specific date, which representations and warranties shall be so true and correct as of such date), and (C) the representation and warranty of the Company (and each Note Party pursuant to the terms of the Note Guaranty, as applicable) set forth in Section 3(h)(iv)(B) (Absence of a Company MAE) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date;

(ii) the Company shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing, and after giving effect to the issue and sale of the Note (and the application of the proceeds thereof) no Default or Event of Default (each as defined in the Note) shall have occurred and be continuing;

(iii) the Company shall have, (A) pursuant to Section 312.05 of the NYSE Listed Company Manual, complied with any requirement to obtain the approval of its shareholders with respect to the Transactions by notifying its shareholders not less than ten (10) calendar days prior to the Closing Date that the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) has independently determined that a delay in securing shareholder approval of the Transactions would seriously jeopardize the financial viability of the Company and that the Audit Committee has expressly approved the Company’s reliance on such exception to omit seeking any shareholder approval that would otherwise be required under NYSE policy, (B) not received any notice of objection from the NYSE of the Company relying on the financial viability exception to the NYSE’s shareholder approval policy pursuant to Section 312.05 of the NYSE Listed Company Manual; and (C) received written confirmation from the NYSE of the approval for listing on the NYSE of all the Common Shares issuable upon conversion of the Note (subject to official notice of issuance) reasonably satisfactory to the Purchaser;

(iv) the Company shall have delivered a certificate signed by a Responsible Officer (as defined in the Note) thereof confirming the satisfaction of the conditions in clauses (i) and (ii) above as of the Closing; and

(v) the Purchaser shall have received customary opinions of outside counsel to the Company reasonably acceptable to the Purchaser.

Notwithstanding the forgoing or any other provision of this Agreement, the Purchaser shall not be obliged to perform any obligation required by this Agreement if to do so would result in a violation of, or be inconsistent with, any Sanctions, or expose the Purchaser to other Sanctions Laws risks, including, without limitation, the risk of being designated as a Sanctioned Person.

(c) Additional Conditions to the Company’s Obligation to Close. The obligations of the Company to consummate the Transactions are subject to the satisfaction or, to the extent permitted by Applicable Law, waiver by the Company of each of the following conditions:

(i) each of the representations and warranties of the Purchaser contained in Section 2 of this Agreement shall be true and correct in all material respects (other than such representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true and correct in all respects) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties that are made expressly as of a specific date, which representations and warranties shall be so true and correct as of such date);

(ii) the Purchaser shall have delivered a certificate signed by an executive officer thereof confirming the satisfaction of the conditions in clauses (i) above as of the Closing;

(iii) the Purchaser shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing;

(iv) that certain Convertible Note, dated May 31, 2022 (the “Original Convertible Note”) and each payment-in-kind note issued thereunder (collectively, the “Existing Notes”) shall have been validly assigned or otherwise transferred to, and assumed or otherwise accepted by, the Purchaser pursuant to an assignment and assumption Agreement to be entered into between the Purchaser and Glencore Intermediate (the “Assignment and Assumption Agreement”); and

(v) the Original Convertible Note shall have been returned to, or in the event the Original Convertible Note has been lost, stolen, destroyed or mutilated, evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Original Note together with an affidavit of loss containing an indemnification undertaking by the Purchaser to the Company in customary and reasonable form that will survive the Reference Date as defined in the Original Convertible Note, has been provided to, the Company, for reissuance into two notes of equal principal amount.

5.	COVENANTS.

(a) Use of Proceeds. The Company will use the net proceeds from the sale of the Note (i) for general corporate purposes (including working capital and operating expenses) of the Company and its Subsidiaries, (ii) to advance construction of the Company’s Rochester Hub facility, and (iii) to pay fees and expenses relating to the issuance of the Note and/or the entry into this Agreement.

(b) Listing; Canadian Securities Law Compliance. Until the date (the “Reference Date”) that is the earlier of (i) the date on which the Note has been fully converted in accordance with its terms, and (ii) the later of (x) the Maturity Date and, if applicable, (y) the expiration date of any Redemption Warrants, the Company shall use its reasonable best efforts to maintain the listing or authorization for quotation (as the case may be) of all Common Shares from time to time issuable under the terms of the Note or, if Redemption Warrants are issued, upon exercise of the Redemption Warrants on the NYSE, New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the Toronto Stock Exchange, the TSX Venture Exchange or the Canadian Securities Exchange or the OTC US Market so long as, in the case of the OTC US Market only, the market capitalization of the Company is $25,000,000 or more (each, an “Eligible Market”)). Until the Reference Date, the Company shall not take any action which could be reasonably expected to result in the delisting or suspension of the Common Shares on an Eligible Market. Until the Reference Date, the Company shall use its reasonable best efforts to remain a reporting issuer in the Province of Ontario. The Company shall timely file a Form 45-106FI under NI 45-106 in respect of the distribution of the Note to the Purchaser.

(c) Expenses. The Company will be responsible for the reasonable and documented out-of-pocket fees and expenses of each of the Purchaser incurred on or after February 15, 2024 incurred in connection with the negotiation, implementation and administration of the Transactions contemplated by this Agreement, not to exceed $500,000 in the aggregate.

(d) Transfer Restrictions.

(i) Except as set forth in this Section 5(d), the Note, the Redemption Warrants and any Common Shares issued or issuable upon conversion of the Note or exercise of any of the Redemption Warrants shall be fully transferable by a Noteholder (as defined in the Note). Notwithstanding anything to the contrary contained in this Section 5(d), upon the occurrence of an Event of Default pursuant to Section 7(a) of the Note (in the case of 7(a)(v), only in the event of material breaches) and for so long as such Event of Default is continuing and has not been cured or waived, each Noteholder may offer, sell, assign or transfer the Note (including through hedging or derivative transactions) to any person in accordance with Applicable Law.

(ii) The Noteholder shall not offer, sell, assign or transfer (including through hedging or derivative transactions) any Common Shares issued upon conversion of the Note or exercise of any of the Redemption Warrants other than to a Permitted Transferee for a period of twelve (12) months from the Closing Date.

(iii) The Noteholder shall not offer, sell, assign or transfer the Note, any Redemption Warrants or any Common Shares issued or issuable upon conversion of the Note or exercise of any of the Redemption Warrants to any of the following Persons (such Persons, the “Prohibited Transferees”) (x) to any Activist Investor; (y) to any entity that has an affiliation with any Foreign Entity of Concern (as defined by the U.S. Department of Energy) or (z) without the prior consent of the Company not to be unreasonably withheld, conditioned or delayed, to any Material Competitor of the Company (as defined below) (excluding for the purposes of the limitation set forth in each of clauses (x), (y) and (z), transfers of Common Shares through broad underwritten offerings, block trades or ordinary brokerage transactions that would result, without the knowledge of any of the Purchaser Parties, in an Activist Investor transferee, Foreign Entity of Concern transferee, or Material Competitor transferee, respectively).

(iv) If the Noteholder shall sell, assign or transfer the Note to any Person that is not a resident of Canada for purposes of the Tax Act (such Person, a “Non-Canadian Residency Transferee”), then such Person must be a Permitted Indemnifying Transferee.

(v) If the Noteholder transfers the Note, the Redemption Warrants, or any Common Shares issued or issuable upon conversion of the Note or exercise of any of the Redemption Warrants to a third party that is not a Permitted Transferee and that would, upon the consummation of such transfer, beneficially own 5% or more of the Company’s total outstanding Common Shares on an as-converted basis (excluding broad underwritten offerings, block trades and ordinary brokerage transactions), then such Purchaser Party, as applicable, shall cause the transferee, as a condition to such transfer, to become bound by a standstill agreement in form and substance reasonably acceptable to the Company.

(vi) Each party hereto agrees that the Note, the Redemption Warrants and any Common Shares issued upon conversion of the Note or underlying the Redemption Warrants may not be offered, sold, assigned or transferred (including through hedging or derivative transactions) by a Noteholder other than in accordance with the provisions of Regulation S of the 1933 Act or pursuant to registration under the 1933 Act or an available exemption therefrom and by registration of such assignment or sale on the Register.

(vii) Swiss Transfer Restrictions.

(A) Each party hereto agrees that each Noteholder shall not offer, sell, assign or transfer (including through hedging, derivative or exposure transfer transactions) the Note or all or part of its rights and/or obligations hereunder without the express written consent of the Company, unless the relevant offer, sale, assignment or transfer is (x) made in compliance with this Section 5(d) and (y) (A) to any Swiss Qualifying Bank; (B) to one Affiliate only (which is considered as one creditor only for the purposes of the Swiss Non-Bank Rules); (C) made at a time when an Event of Default is continuing; or (D) made at a time where there is no Swiss Note Guarantor.

(B) The express written consent of the Company to any offer, sale, assignment or transfer shall not be unreasonably withheld or delayed, it being understood that it is not unreasonable for the Company to withhold consent if after such transfer, the Company would not be in compliance with the Swiss 10 Non-Bank Rules or the Swiss 20 Non-Bank Rules.

(C) The restrictions set out in this Section 5(d)(vi) will no longer be applicable if, as a consequence of a material change of the Swiss 10 Non-Bank Rules or the Swiss 20 Non-Bank Rules, a transfer does not result in the Company and the Note Guarantors becoming subject to Swiss withholding tax consequences. Furthermore, the restrictions set out in this Section 5(d)(viii) will no longer apply following a written confirmation or tax ruling countersigned by the Swiss Federal Tax Administration having been obtained (in a form satisfactory to the Noteholder) confirming that any “use of proceeds in Switzerland” does not result in the Note (or any part thereof) qualifying as a Swiss financing for Swiss withholding tax purposes.

(D) The Initial Noteholder (as defined in the Note) agrees to cooperate with the Company to obtain authorization from the applicable Swiss tax authority to make interest payments without such interest payments being subject to Swiss withholding tax.

(E) To the extent that interest payable by the Company or any Note Guarantor under the Note or any other Finance Document becomes subject to Swiss withholding tax, each relevant Noteholder and the Company or relevant Note Guarantor shall use commercially reasonable efforts to cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary for the Company or relevant Note Guarantor to obtain authorization to (i) make interest payments without such interest payments being subject to Swiss withholding tax or (ii) be subject to Swiss withholding tax at a rate reduced under applicable double taxation treaties. Any amount of Swiss withholding tax actually recovered by a Lender by way of a refund from tax authorities or tax credit actually received shall be promptly paid back by such Noteholder to the Company or relevant Note Guarantor, as applicable.

(viii) Upon the occurrence of any sale, assignment or other transfer of the Note, the Redemption Warrants and any Common Shares issued upon conversion of the Note or exercise of any of the Redemption Warrants pursuant to this Section 5(d) (excluding any transfer pursuant to broad underwritten offerings, block trades and ordinary brokerage transactions), the selling, assigning or transferring Noteholder shall cause the transferee to execute and deliver to the Company a customary joinder to this Agreement pursuant to which such transferee shall become a party to this Agreement (including Section 15 of this Agreement) and a holder of the Note and agree to comply with and be bound by all of the terms and conditions of this Agreement and the agreements and covenants made by the Noteholder in the Note.

(ix) For purposes of this Agreement and the other Transaction Documents, the following terms shall have the following meanings:

“Activist Investor” means, as of the date of the proposed transfer, any Person identified on the most recently available “SharkWatch 50” list (or, if “SharkWatch 50” is no longer available, then the prevailing comparable list as reasonably determined by the Company), or any Person who, to the knowledge of the transferor, is an Affiliate of any such Person.

“Material Competitor” means, as of the date of the proposed transfer, any Person for which the production of black mass or post production-processing of black mass is its primary business.

“Permitted Indemnifying Transferee” means a Person that (1) (a) has a corporate investment grade rating (or better) with Standard & Poor’s, Moody’s or Fitch, (b) has consolidated liquidity in excess of $300,000,000 or (c) meets other criteria for creditworthiness in the reasonable judgment of both the transferring holder of the Note and the Company, each acting in good faith to assess the creditworthiness of such Person using commercially reasonable efforts and (2) has entered into the joinder agreement contemplated by Section 5(d)(viii).

“Permitted Transferee” means as to the Noteholder, any of the following: (i) if a natural person, his/her ancestors, descendants, siblings, or spouse, any executor or administrator of his/her estate, or to a custodian, trustee (including a trustee of a voting trust), executor, or other fiduciary primarily for the account of the Noteholder or his/her ancestors, descendants, siblings, or spouse, whether step, in-law or adopted, and, in the case of any such trust or fiduciary, to the Noteholder who transferred this Note to such trust or fiduciary, but only with respect to transfers made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy; (ii) if an entity, (A) the then-existing shareholders or other investors in the Noteholder in connection with the dissolution or winding-up of the Noteholder, or (B) any Person in connection with any consolidation or reorganization of the Noteholder directly or indirectly with or into one or more other investment vehicles; and (iii) any Affiliate of any Noteholder (other than any investment portfolio company of the Noteholder that is an Affiliate).

“Swiss 10 Non-Bank Rules” means the rule that the aggregate number of creditors x (including the Noteholders) under any facility, which are not Swiss Qualifying Banks, must not exceed 10 (ten), all in accordance with the meaning of the applicable Swiss Guidelines.

“Swiss 20 Non-Bank Rules” means the rule that the aggregate number of creditors (including the Noteholders) of the Borrower in aggregate, which are not Swiss Qualifying Banks, must not exceed 20 (twenty), all in accordance with the meaning of the applicable Swiss Guidelines.

“Swiss Guidelines” means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), circular letter no. 47 of 25 July 2019 (1-047-V-2019) in relation to bonds (Kreisschreiben Nr. 47 “Obligationen” vom 25. Juli 2019) guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), circular letter no. 46 of 24 July 2019 (1-046-VS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom 24. Juli 2019) circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011) and the circular letter No. 15 of 3 October 2017 (1-015-DVS-2017) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 3. Oktober 2017), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

“Swiss Non-Bank Rules” means the Swiss 10 Non-Bank Rule and the Swiss 20 Non-Bank Rule.

“Swiss Non-Qualifying Banks” means a Person which is not a Swiss Qualifying Bank.

“Swiss Qualifying Bank” means a Person (including any commercial bank or financial institution (irrespective of its jurisdiction of organization)) which conducts banking activities according to the Swiss Guidelines.

(e) Disclosure of Transactions and Other Material Information. The Company shall, on or before 9 a.m., New York time, on or about March 12, 2024, issue a press release (the “Press Release”) reasonably acceptable to Purchaser disclosing all the material terms of the Transactions contemplated by the Transaction Documents; provided that nothing contained herein will restrict the ability of the Company to issue the Press Release in order to comply with Applicable Law. After the Closing, the Company will file (i) a Current Report on Form 8-K with the SEC and a material change report with the OSC, in each case describing all the material terms of the Transactions, and (ii) the Press Release with the OSC.

(f) Commercially Reasonable Efforts. Each of the parties hereto shall use its commercially reasonable efforts to cause the Closing to occur as promptly as practicable following the date hereof, including by using such efforts to satisfy each of the conditions to Closing; provided, such obligation shall not require any party hereto to waive any such condition;

(g) Reservation of Shares. So long as the Note or any Redemption Warrants remain outstanding, the Company shall take all action necessary to at all times have authorized and reserved for the purpose of issuance, the maximum number of Common Shares to provide for the full conversion of the Note (or exercise of such Redemption Warrants, as applicable) and any payment of accrued and unpaid interest thereon. At no time shall the number of Common Shares reserved pursuant to this Section 5(g) be reduced other than in connection with any stock combination, reverse stock split or other similar transaction or proportionally in connection with any conversion and/or redemption, as applicable, of the Note;

(h) Antitrust Approval. The Company and the Purchaser acknowledge that one or more filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or antitrust laws of other jurisdictions and/or foreign investment laws may be necessary in connection with the issuance of the Common Shares upon conversion of the Note. The Purchaser will promptly notify the Company if any such filing is required on the part of the Purchaser or the Company. The Company, the Purchaser and any other applicable Purchaser Affiliate will use reasonable best efforts to cooperate in making or causing to be made all applications and filings under the HSR Act or any antitrust laws of other jurisdictions or any foreign investment laws required in connection with the issuance of the Common Shares upon conversion of the Note held by the Purchaser or any Purchaser Affiliate in a timely manner and as required by the law of the applicable jurisdiction; provided, that, notwithstanding anything in this Agreement to the contrary, the Company shall not have any responsibility or liability for failure of Purchaser or any of its Affiliates to comply with any Applicable Law. For as long as the Note is outstanding, the Company shall as promptly as reasonably practicable provide (no more than four (4) times per calendar year) such information regarding the Company and its Subsidiaries as the Purchaser may reasonably request in order to determine what antitrust or foreign investment requirements may exist with respect to any potential conversion of the Note. Promptly upon request by the Purchaser, the Company will use its reasonable best efforts to make all such filings and obtain all approvals and clearances as required under applicable antitrust or foreign investment laws in connection with the issuance of the Common Shares and investment in the Common Shares upon conversion of the Note. Notwithstanding anything in this Agreement to the contrary, it is expressly understood and agreed that: (i) neither the Purchaser nor the Company shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) neither the Purchaser nor the Company shall be under any obligation to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for (A) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of the Purchaser or any of its Affiliates or the Company or any of its Subsidiaries or Affiliates, (B) the imposition of any limitation or regulation on the ability of the Purchaser or any of its Affiliates or the Company or any of its Subsidiaries or Affiliates to freely conduct their business or own such assets, or (C) the holding separate of the Common Shares or any limitation or regulation on the ability of Purchaser or any of its Affiliates to exercise full rights of ownership of the Common Shares. The Company and Purchaser will cooperate, provide all necessary information, and keep each other fully apprised with respect to such filing and regulatory processes. The Purchaser shall be responsible for the payment of the filing fees associated with any such applications or filings.

(i) Compliance with Laws. Until the Reference Date, the Company shall comply, in all material respects, with all Applicable Laws, including applicable Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws; provided, that any failure to comply with this Section 5(j) that primarily arises or results from the Purchaser or its Affiliates’ actions or omissions shall not constitute a breach of this Section 5(j). Until the Reference Date, if an instance of corruption, bribery or fraud is alleged or detected by the Company and known by its executive officers, it shall be promptly reported to the Board of Directors, and/or in accordance with the adequate procedures, in the discretion of the Company, to any competent authorities.

(j) Compliance Program. The Company and its Subsidiaries shall maintain the Compliance Program. If the Purchaser’s ownership of the Common Shares of the Company exceeds 20% as a result of conversion by it of its interest in the Note, the A&R Note or as a result of exercise of Redemption Warrants, the Company agrees that so long as the Purchaser’s ownership of the Common Shares of the Company continues to exceed 20%, the Compliance Program will be maintained in accordance with the minimum requirements (“Minimum Compliance Program Requirements”), with the scope of the Minimum Compliance Program Requirements being in accordance with the Compliance Program requirements described in Section 3(n)(vii)(A) and Section 3(n)(vii)(B) of this Agreement and including, in addition, any other reasonable requirements Glencore is required to include.

(k) Monitoring. If the Purchaser’s ownership of the Common Shares of the Company exceeds 20% as a result of conversion by it of its interest in the Note, the A&R Note or as a result of exercise of Redemption Warrants, the Purchaser may, at reasonable times and on reasonable notice, and at the Purchaser’s sole expense, audit the Company and its Subsidiaries’ compliance with the Company’s obligations under Clause 5(i) and Clause 5(j). The Company shall during the pendency of any such audit right during any period during which the Purchaser’s ownership of the Common Shares of the Company continues to exceed 20% procure that it and its Subsidiaries cooperates with and promptly provides any information reasonably requested by the Purchaser during the course of such audit; provided that Purchaser shall be subject to customary confidentiality obligations in respect to information obtained as a result of any such audit which shall prevent it from disclosing any such information unless required by Applicable Law.

(l) Acknowledgement and Undertaking. The Company agrees and acknowledges that the acquisition of the Note and A&R Notes (collectively, the “Specified Notes”), disposition of the Specified Notes upon the conversion thereof, any acquisition of Common Shares upon conversion of the Specified Notes, any deemed acquisition or disposition in connection therewith, and all transactions with the Company related thereto or contemplated thereby, now or in the future (including, for the avoidance of doubt, any actual or deemed acquisition, disposition, or exercise of the Specified Notes, the Redemption Warrants and/or Common Shares, as applicable, issued or to be issued in accordance with or as contemplated by the terms of the Agreement, the Specified Notes and/or the Redemption Warrants) are intended to be exempt from Section 16(b) of the Exchange Act pursuant to one or more rules promulgated thereunder (including Rule 16b-3 under the Exchange Act), applicable law and the SEC’s releases and interpretations, and the Company will, and will cause its successors and assigns (whether as a result of consolidation, merger, other similar transaction or otherwise) to, from time to time as and when requested by the Purchaser, adopt appropriate resolutions of the Board of Directors or a committee thereof composed solely of two or more “non-employee directors” as defined in Rule 16b-3 of the Exchange Act, execute and deliver or cause to be executed and delivered, to the extent it may lawfully do so, all such documents and instruments (including any such resolutions of the Board of Directors or such committee thereof) and take, or cause to be taken, to the extent it may lawfully do so, all such further actions as the Purchaser may reasonably deem necessary and desirable, in each case to facilitate and effect any such exemption.

(m) Amendment of Note on Project Financing Closing Date. The Company and the Purchaser agree to negotiate in good faith to amend Section 7(a) of the Note, substantially concurrently with the Project Financing Closing Date, to include a customary cross-default provision with respect to the applicable Project Financing which is in form and substance reasonably acceptable to each of the Project Lender (as defined in the Note), the Company and the Purchaser.

(n) [Reserved]

(o) Prior to the Closing and the execution of the A&R Notes, each Purchaser Party shall, or shall effectuate, as applicable (i) the valid assignment or transfer of the Existing Note (including each payment-in-kind note (the “PIK Notes”) issued thereunder) from Glencore Intermediate to the Purchaser, (ii) following such assignment, the Purchaser shall return the Existing Note (other than the PIK Notes) to the Company for reissuance of two separate notes in equal principal amount, (iii) the consolidation of any amounts pursuant to any issued PIK Notes into the outstanding principal of the Existing Note (which may occur by way of the amendment and restatement of the Existing Note, the “Consolidation”), and (iv) following the Consolidation, the surrender of the Existing Note by the Purchaser in exchange for the A&R Notes.

6.	THE CLOSING.

(a) Closing Deliverables by the Purchaser. At the Closing, the Purchaser shall deliver to the Company:

(i) the Registration Rights Agreement, duly executed by the Purchaser;

(ii) the Allocation Agreement, duly executed by the Purchaser;

(iii) the Note Guaranty and each Closing Date Collateral Document (as defined in the Note), in each case, duly executed by the Purchaser (in its capacity as Noteholder);

(iv) the certificate required by Section 4(c)(ii), duly executed by the Purchaser;

(v) the Side Letter, duly executed by the Purchaser, Glencore Intermediate and Glencore plc;

(vi) the Assignment and Assumption Agreement required by Section 4(c)(iv), evidencing the assignment to the Purchaser of the Existing Note;

(vii) the Purchase Price by wire transfer of immediately available funds; and

(viii) such other documents, instruments or certificates relating to the Transactions as the Company or its counsel may have reasonably requested, duly executed by the Purchaser (or, as applicable, in its capacity as Noteholder).

(b) Closing Deliverables by the Company. At the Closing, the Company shall deliver to Purchaser:

(i) the Note, duly executed by the Company;

(ii) the Registration Rights Agreement, duly executed by the Company;

(iii) the A&R Notes, duly executed by the Company;

(iv) the Allocation Agreement, duly executed by the Company;

(v) the Note Guaranty and each Closing Date Collateral Document, duly executed by each of the relevant Note Parties (as defined in the Note) party thereto at Closing;

(vi) the certificate required by Section 4(b)(iv), duly executed by the Company;

(vii) the Side Letter, duly executed by the Company;

(viii) the opinions of outside counsel to the Company required by Section 4(b)(v);

(ix) evidence reasonably satisfactory to the Purchaser of the conditional acceptance of the NYSE for the listing of the Common Shares issuable upon conversion of the Note on the NYSE;

(x) (A) a certificate of each of the Company, Li-Cycle Corp., Li-Cycle Americas Corp., Li-Cycle U.S. Inc., Li-Cycle Inc., and Li-Cycle North America Hub, Inc. (each a “Closing Date Note Party” on the Closing Date, dated the Closing Date and executed by a Responsible Officer, which shall (1) certify that attached thereto is a true and complete copy of the resolutions, written consents or extracts of minutes of a meeting, as applicable, of its board of directors, board of managers, supervisory board, shareholders, members or other governing body (as the case may be and in each case, to the extent required) authorizing the execution, delivery and performance of each Transaction Document to which it is a party and, in the case of the Company, the sale and issuance of the Note hereunder, and that such resolutions or written consents have not been modified, rescinded or amended since the applicable date of approval and are in full force and effect, (2) identify by name and title and bear the signatures of the Responsible Officer or authorized signatory of such Closing Date Note Party on the Closing Date that is authorized to sign the Transaction Documents to which it is a party on the Closing Date, as applicable and (3) certify (I) that attached thereto is a true and complete copy of the certificate or articles of incorporation, amalgamation or organization (or memorandum of association, articles of association or other equivalent thereof) of each Closing Date Note Party on the Closing Date (certified by the relevant authority of the jurisdiction of organization of such Note Party) and a true and correct copy of its by-laws or operating, management, partnership or similar agreement

(to the extent applicable) and (II) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date) and (ii) in respect of each such Note Party organized or incorporated under the laws of (x) the United States, any state thereof or the District of Columbia, a good standing certificate, dated as of a recent date for each such Note Party from its jurisdiction of organization, and (y) the Province of Ontario, a certificate of status, dated as of a recent date for each such Note Party from its jurisdiction of organization; and

(xi) each document (including any UCC or PPSA financing statement) required by any Collateral Documents or under applicable Requirements of Law to be filed, registered or recorded in order to create in favor of the Collateral Agent a perfected Lien on the Collateral in proper form for filing, registration or recordation.

(c) For purposes of determining whether the conditions specified in this Section 6 have been satisfied at Closing, by the Company issuing the Note and the Purchaser purchasing the Note and paying the Purchase Price, each of the Company and the Purchaser (individually and in its capacity as Noteholder) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to it, as the case may be, and all such conditions shall be deemed to be satisfied.

7.	TERMINATION

(a) This Agreement may be terminated at any time prior to the Closing Date:

(i) Prior to the Closing, by mutual written agreement of Company and the Purchaser, and after the Closing by mutual written agreement of the Company and each Noteholder party hereto;

(ii) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions, and such judgment, order, law, rule or regulation shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7(a)(ii) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the issuance, promulgation, enforcement or entry of any such law or order;

(iii) by the Purchaser, if (A) there shall have been a breach by the Company of any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 4(b) to be satisfied, (B) the Purchaser is not then in material breach of any provision of this Agreement or the Side Letter and (C) such breach by the Company shall not have been cured on or prior to the earlier of (1) the Outside Date (as defined below) and (2) twenty (20) Business Days after receipt by the Company of written notice of such breach from the Purchaser; provided, that (I) no such cure period shall be available with respect to any such breach by the Company if such breach was intentional and (II) any such cure period shall terminate at any time the Company is not exercising reasonable efforts to cure such breach;

(iv) by the Company, if (A) there shall have been a breach by a Purchaser Party of (x) any representation, warranty, covenant or agreement contained herein that would result in the failure of any of the conditions set forth in Section 4(c) to be satisfied or (y) the Side Letter, (B) the Company is not then in material breach of any provision of this Agreement and (C) such breach by the Purchaser shall not have been cured on or prior to the earlier of (1) the Outside Date (as defined below) and (2) twenty (20) days after receipt by the Purchaser of written notice of such breach from the Company; provided, that (I) no such cure period shall be available with respect to any such breach by the Purchaser if such breach was intentional and (II) any such cure period shall terminate at any time the Purchaser is not exercising reasonable efforts to cure such breach; and

(v) by either the Purchaser or the Company if the Closing shall not have been consummated on or before April 15, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7(a)(v) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or primarily resulted in, the failure of the Closing to occur on or prior to the Outside Date.

The party desiring to terminate this Agreement pursuant to this Section 7(a) shall give written notice of such termination to the other party.

(b) If this Agreement is terminated as permitted by Section 7(a), this Agreement shall become null and void and of no further force or effect, and such termination shall relieve each party to this Agreement from any liability or obligation under this Agreement except that nothing herein shall relieve any party from any liability or obligation for any willful breach of this Agreement or fraud that occurred prior to such termination.

8.	NOTE PARTY INDEMNITY.

(a) Subject to the other provisions of this Section 8, (i) each Note Party agrees to indemnify and hold harmless the Purchaser and its Related Parties (as defined below) (collectively, the “Indemnitees”) from and against any and all losses, claims, damages, liabilities and related expenses as they are incurred by such Indemnitee (but in the case of legal fees and expenses, (x) excluding the costs of internal counsel to any Indemnitee and (y) limited to the reasonable and documented out-of-pocket fees, charges and disbursements of one primary outside counsel to all Indemnitees taken as a whole, plus, in each case, one special or local counsel in each relevant jurisdiction to all Indemnities taken as a whole and, in the case of an actual or reasonably perceived conflict of interest where the Indemnitees affected by such conflict inform the Company of such conflict and, thereafter, retain their own counsel, of another firm of counsel for all such affected Indemnitees taken as a whole) arising out of or resulting from (i) the execution or delivery of the Transaction Documents by the Company or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, (ii) the issuance of the Note and the performance of the Note Parties of their obligations thereunder and the other Transaction Documents, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by the third party or by the Company or its affiliates, and to which such Indemnitee is a party; provided that the foregoing indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction in a final non-appealable judgment to have arisen out of or resulted from the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee (or such Indemnitee’s Related Parties), (x) are determined by a court of competent jurisdiction in a final non-appealable judgment to have arisen out of or resulted from the Purchaser’s acts, omissions or failures to act in its capacity as a beneficial owner of the Common Shares issuable upon conversion of the Note or the A&R Notes (including any allegation or finding that the Purchaser or any of its Related Parties is a related party or controlling shareholder of the Company), (y) are determined by a court of competent jurisdiction in a final non-appealable judgment to have arisen out of or resulted from a material breach by any Indemnitee (or any Indemnitee’s Related Parties) of its (or their) obligations under this Agreement or any other Transaction Document or (z) have arisen out of or resulted from any dispute, claim, litigation, investigation or proceeding among or between any Indemnitees, whether brought by a third party, the Company or its affiliates; provided, further, that, for the avoidance of doubt, the foregoing indemnity in this Section 8(a) shall not apply to, and shall not include, any Taxes (as such term is defined in the Note). For the purposes of this Section 8, “Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates (which, for the avoidance of doubt, will not include any Note Party or any Note Party’s directors, officers, employees, agents and advisors). For the avoidance of doubt, nothing contained in this Section 8(a) shall be deemed to amend, modify or supersede the Company’s (or an Affiliate thereof) existing indemnification arrangements with any member of the board of directors of the Company and any claims, including claims relating to or arising from this Agreement and/or any of the other Transaction Documents brought against any director, officer or employee of the Purchaser (or an Affiliate thereof) serving on the board of directors of the Company, in his or her capacity as a member of such board, shall be indemnified in accordance with such existing indemnification arrangements and shall not be indemnified pursuant to this Section 8.

(b) Any Indemnitee seeking indemnification under Section 8(a) agrees to give prompt notice in writing to the Note Parties of the threatened or actual assertion of any claim or the commencement of any suit, action or proceeding by any third party (a “Third Party Claim”) in respect of which indemnity may be sought under Section 8(a). Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnitee). The failure to so notify the Note Parties shall not relieve the Note Parties of their respective obligations hereunder, except to the extent the Note Parties did not otherwise receive written notice of such action in another manner and such failure shall have actually prejudiced the Note Parties. The Note Parties shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 8(b), shall be entitled to control and appoint lead counsel for such defense, in each case, at its own expense; provided that such counsel shall be reasonably satisfactory to the Indemnitees. After any Note Party elects to assume the defense of such Third Party Claim, the Note Parties shall not, so long as any such Note Party conducts such defense, be liable to the Indemnitees under Section 8(a), for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim subsequently incurred by the Indemnitees in connection with the defense of such Third Party Claim; provided that notwithstanding the foregoing, the Indemnitees shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the Note Parties to represent the Indemnitees would present such counsel with a conflict of interest (based on the written advice of counsel to the Indemnitees); (ii) such action or claim includes both the Note Parties and the Indemnitees, and the Indemnitees shall have reasonably concluded (based on the written advice of counsel to the Indemnitees) that there may be legal defenses available to the Indemnitees that are different from or additional to, and in conflict with, those available to the Note Parties; (iii) the Note Parties shall not have employed counsel reasonably satisfactory to the Indemnitees to represent the Indemnitees within a reasonable time after notice of the institution of such action; or (iv) the Note Parties shall authorize the Indemnitees to employ separate counsel at the expense of the Note Parties. If any Note Party assumes the control of the defense of any Third Party Claim in accordance with the provisions of this Section 8(b), such Note Party shall obtain the prior written consent of the affected Indemnitee(s) (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim, if the settlement (i) does not expressly unconditionally release the affected Indemnitee(s) from all liabilities and obligations with respect to such Third Party Claim, (ii) involves any admission of fault, culpability or wrongdoing, (iii) provides for any monetary damages that will not be paid in full by the Note Parties, or (iv) imposes any injunctive or other equitable relief against the affected Indemnitee(s). Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith, with the Note Parties bearing any reasonable and documented out-of-pocket expenses incurred by the Indemnitees in connection with such cooperation.

(c) No Note Party shall be liable for any settlement of any claim, suit, action or proceeding effected without the prior written consent of the Company or any other losses, claims, damages, liabilities or expenses incurred in connection therewith, but if any proceeding is settled with the written consent of the Company, or if there is a final judgment against any Indemnitee in any claim, suit, action or proceeding, the Note Parties agree to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. The Note Parties shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) enter into any settlement of any pending or threatened claim, suit, action or proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee if the settlement (i) does not expressly unconditionally release the affected Indemnitee(s) from all liabilities and obligations with respect to such claim, suit, action or proceeding, (ii) involves any admission of fault, culpability or wrongdoing, (iii) provides for any monetary damages that will not be paid in full by the Note Parties, or (iv) imposes any injunctive or other equitable relief against the affected Indemnitee(s).

(d) In the event an Indemnitee has a claim for indemnity under Section 8(a) against a Note Party that does not involve a Third Party Claim, the Indemnitee agrees to give prompt notice in writing of such claim to such Note Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnitee). The failure to so notify the Note Parties shall not relieve any Note Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Note Parties.

(e) To the fullest extent permitted by Applicable Law, no party to this Agreement or any other Transaction Document nor any Indemnitee shall assert, and each hereby waives on behalf of itself, its Related Parties and its related Indemnities, and by seeking the benefit of the provisions of this Section 8, each Indemnitee shall be deemed to have waived, any claim against any other party hereto, any Note Party and/or any Related Party thereof on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any agreement or instrument contemplated hereby, the issuance and purchase of the Note or any of the other Transactions or the transactions contemplated thereby; provided, that nothing contained in this sentence shall, as to any Indemnitee, limit the Note Parties’ indemnification obligations set forth in Section 8(a) above to the extent that such special, indirect, consequential or punitive damages are payable to a third party in connection with any Third Party Claim with respect to which such Indemnitee is otherwise entitled to indemnification as and to the extent set forth in Section 8(a).

(f) Notwithstanding the foregoing, each Indemnitee shall be obligated to refund or return any and all amounts paid by any Note Party pursuant to this Section 8 to such Indemnitee for any losses, claims, damages, liabilities and expenses to the extent a court of competent jurisdiction, by final and non-appealable judgment, subsequently determines that such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.

(g) The obligations of the parties under this Section 8 will survive the termination of this Agreement.

9.	COLLATERAL AGENT APPOINTMENT; AUTHORIZATION; RIGHT TO ENFORCE RIGHTS AND REMEDIES.

(a) The Purchaser, each Noteholder and each other Secured Party (as defined in the Note)) hereby irrevocably (i) designates and appoints Glencore Canada (or any successor appointed in accordance with this Section 9) as its administrative agent and collateral agent (in such capacities, the “Collateral Agent”) hereunder and in respect of this Agreement, the Note and each other Finance Document (as defined in the Note) and (ii) authorizes Glencore Canada (or any successor appointed pursuant hereto) as the Collateral Agent to take such action on its behalf under the applicable provisions of this Agreement, the Note and each other Finance Document, and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of each of the Finance Documents to which it is a party, together with such other powers as are reasonably incidental thereto. In such capacity, the Collateral Agent is hereby authorized to:

(i) act as agent (and with respect to any German Security (as defined below) as trustee (Treuhänder)) of the Purchaser Parties, the Noteholder(s) and the other Secured Parties with respect to the security interest in the Collateral and the guaranty under the Note Guaranty; and

(ii) subject to the terms and conditions set forth in the Finance Documents to which it is a party, take other actions as set forth herein or therein.

(b) The Collateral Agent is hereby authorized by the Purchaser Parties, the Noteholder and the other Secured Parties to execute, deliver and perform each of the Finance Documents (including any Intercreditor Agreement to which the Collateral Agent is a party or is intended to be a party), and each holder (by its acceptance of the benefits hereunder) agrees to be bound by all of the agreements of the Collateral Agent contained in the Finance Documents and approves any self-contracting (Selbstkontrahieren) and/or double representation (Doppelvertretung) by the Collateral Agent and, to the extent legally permissible, unconditionally releases the Collateral Agent from any restriction under Swiss law in connection therewith..

(c) In relation to the Collateral Documents that are governed by Swiss law (the “Swiss Collateral Documents”) (i) the Collateral Agent holds: (A) any security created or evidenced or expressed to be created under or pursuant to a Swiss Collateral Document by way of a security assignment (Sicherungsabtretung) or transfer for security purposes (Sicherungsübereignung) or any other non-accessory (nicht akzessorische) security, and (B) any proceeds and other benefits of such security, as fiduciary (treuhänderisch) in its own name but for the account of all relevant Secured Parties (as defined in the Note) which have the benefit of such security in accordance with this Agreement, the Note and the respective Swiss Collateral Document, (ii) each present and future Secured Party hereby authorizes the Collateral Agent (A) to accept and execute as its direct representative (direkter Stellvertreter) any Swiss law pledge or any other Swiss law accessory (akzessorische) security created or evidenced or expressed to be created under or pursuant to a Swiss Collateral Document for the benefit of such Secured Party and hold, administer and, if necessary, enforce any such security for and on behalf of each relevant Secured Party which has the benefit of such security, (B) to agree as its direct representative (direkter Stellvertreter) to amendments and alterations to any Swiss Collateral Document which creates or evidences or expresses to create a pledge or any other Swiss law accessory (akzessorische) security, (C) to effect as its direct representative (direkter Stellvertreter) any release of a security created or evidenced or expressed to be created under a Swiss Collateral Document in accordance with this Agreement and the Note; and (D) to exercise as its direct representative (direkter Stellvertreter) such other rights granted to the Collateral Agent hereunder or under the relevant Swiss Collateral Document. In this Agreement and any other Finance Document all references to the Collateral Agent acting as agent of the Purchaser, the Noteholder(s) and the other Secured Parties shall be deemed to be references to the Collateral Agent acting as direct representative (direkter Stellvertreter) as the context requires.

(d) In relation to the Collateral Documents that are governed by German law (the “German Security”: (i) the Collateral Agent shall (A) hold and administer any German Security which is security assigned (Sicherungseigentum/Sicherungsabtretung) or otherwise transferred under a non-accessory security right (nichtakzessorische Sicherheit) to it as trustee (treuhänderisch) for the benefit of the Secured Parties; and (B) hold and/or administer (as applicable) any German Security which is pledged (Verpfändung) or otherwise transferred to the Secured Parties under an accessory security right (akzessorische Sicherheit) as agent; (ii) each of the Secured Parties hereby authorises the Collateral Agent (whether or not by or through employees or agents): (A) to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Collateral Agent under the German Security together with such powers and discretions as are reasonably incidental thereto; (B) to take such action on its behalf as may from time to time be authorised under or in accordance with the German Security; and (C) to accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favour of such Secured Parties in connection with the Transaction Documents and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any German Security which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such German Security; (iii) each of the Secured Parties hereby releases the Collateral Agent from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch), to make use of any authorisation granted under this Agreement and to perform its duties and obligations as Collateral Agent hereunder and under the German Security; and (iv) if and to the extent that the Collateral Agent has already made any statements or declarations or taken any other actions (including, but not limited to, the granting of sub-powers of attorney (including any indemnifications, waivers and consents on behalf of each Secured Party as reasonably agreed upon by the Collateral Agent) and the release of any sub-representatives from the restrictions of Section 181 of the German Civil Code and similar restrictions applicable to it pursuant to any other applicable law) which fall within the scope of this Section 9, such statements, declarations and actions are hereby ratified and approved (genehmigt).

(e) The Collateral Agent, solely in its capacity as such, will not be liable for any action taken by it in its capacity as Collateral Agent under or in connection with this Agreement, the Note, the Collateral Documents or any other Transaction Document, except those arising out of its own gross negligence, bad faith or willful misconduct, or a material breach by it of this Agreement or any other Transaction Document.

(f) Each Secured Party (other than the Collateral Agent), agrees whether an original party hereto or party hereto pursuant to execution and delivery of a joinder agreement or otherwise to indemnify the Collateral Agent (in such capacity) within three (3) Business Days of demand, against any cost, loss or liability incurred by it (otherwise than by reason of its own gross negligence, bad faith or willful misconduct, or a material breach by it of this Agreement or any other Transaction Document) in acting in its capacity as Collateral Agent.

(g) Notwithstanding anything to the contrary contained herein or in any of the other Finance Documents or any Intercreditor Agreement:

(i) no Secured Party (other than the Collateral Agent) shall have any right individually to realize upon any of the Collateral or to enforce the provisions of this Agreement, the Note, the Note Guaranty, the Collateral Documents, any Intercreditor Agreement or any other Finance Document; it being understood that any right to enforce any such provision (including to realize upon the Collateral or enforce any Note Guaranty) against any Note Party pursuant hereto or pursuant to any other Finance Document may be exercised solely by the Collateral Agent on behalf of the Secured Parties in accordance with the terms hereof or thereof, (ii) each Noteholder, the Purchaser Parties and each other Secured Party waives its right to commence any action, suit or litigation against any Note Party in connection with any Finance Document without the written consent of the Required Noteholders and (iii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or in the event of any other Disposition (including pursuant to Section 363 of the Bankruptcy Code), (A) the Collateral Agent, as agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply all or any portion of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale or other Disposition and (B) the Collateral Agent or any Lender may be the purchaser or licensor of all or any portion of such Collateral at any such Disposition; and

(ii) the Purchaser, each Noteholder and each other Secured Party agrees that the Collateral Agent may in its sole discretion, but is under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral.

(h) Allocation of Proceeds: Subject in all respects to the provisions of any applicable Intercreditor Agreement, all proceeds of Collateral or amounts in respect of the guaranty under the Note Guaranty received by the Collateral Agent, shall be applied, first, to the payment of all costs and expenses then due incurred by the Collateral Agent in connection with any collection, sale or realization on Collateral, second, on a pro rata basis, to pay any fees, indemnities or expense reimbursements then due to the Collateral Agent (other than those covered in the clause first above) from the Company constituting Obligations, third, on a pro rata basis in accordance with the amounts of the Obligations (other than contingent indemnification obligations for which no claim has yet been made) owed to the Secured Parties on the date of any such distribution, to the payment in full of the Obligations, fourth, as provided in any applicable Intercreditor Agreement, and fifth, to, or at the direction of, the Company or as a court of competent jurisdiction may otherwise direct.

(i) Resignation of the Collateral Agent; Successor Collateral Agent.

(i) The Collateral Agent may resign and appoint a successor Collateral Agent (which shall be a Person acceptable to the Company) with the Company’s prior written consent (not to be unreasonably withheld or delayed). It is understood and agreed that the Company and/or any of its Subsidiaries will be required to pay reasonable agency, service or similar fees, or other reasonable and documented out-of-pocket costs or expenses of any successor Collateral Agent in connection with the transactions contemplated under the Finance Documents.

(ii) The Collateral Agent’s resignation notice shall only take effect upon (i) the effective appointment of a successor Collateral Agent and (ii) the transfer of all of the security interests under the Secured Transaction Documents (including, in each case, any rights and claims of the Collateral Agent under Section 11 hereto) to such successor Collateral Agent (whether as trustee or as agent for the relevant Secured Parties).

(iii) Upon the acceptance of its appointment as Collateral Agent hereunder as a successor Collateral Agent and execution and delivery of any joinder agreement to any intercreditor agreement or subordination agreement reasonable requested by the Company, the successor Collateral Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Collateral Agent (other than any rights to indemnity payments hereunder owed to the resigning Collateral Agent), and the retiring, resigning Collateral Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as expressly provided above in this Section 9(i)) (other than any of its confidentiality obligations under each Transaction Document); provided, that, the provisions of this Section 9 shall continue in effect for the benefit of the resigning Collateral Agent in respect of any action take or omitted to be taken while the relevant Person was acting as Collateral Agent

(including for this purpose holding any collateral security following the resignation of the Collateral Agent) and (ii) after such resignation, solely to the extent that such outgoing Collateral Agent takes any actions in connection with transferring the agency to any successor Collateral Agent. Its successor and each of the other parties shall have the same rights (including powers and authorities conferred on the Collateral Agent under this Agreement) and obligations amongst themselves as they would have had if that successor had been an original party.

(iv) Other than as set forth in Section 9(i)(i), no fee shall be payable by any Note Party to the Collateral Agent or any successor Collateral Agent in respect of its appointment as Collateral Agent or successor Collateral Agent, as applicable, unless otherwise expressly agreed in writing by the Company, in its sole discretion.

(v) Notwithstanding anything to the contrary herein, no Person may be appointed as a successor Collateral Agent if it (or any of its affiliates) would be considered a Prohibited Transferee for the purposes of Section 5(d) of this Agreement.

(vi) Notwithstanding anything to the contrary herein or in any other Finance Document, to the extent any security interest in the Collateral is lost or becomes unperfected (or loses any applicable priority) in connection with the appointment of any successor Collateral Agent, no misrepresentation, covenant breach or other Default or Event of Default shall be deemed to have occurred hereunder or under any other Finance Document.

10.	RELEASE OF NOTE GUARANTORS AND COLLATERAL.

(a) Notwithstanding anything in this Agreement or the Note or any Financing Document to the contrary, (a) any Note Guarantor shall automatically be released from its obligations under the Finance Documents (and its Note Guaranty and any Lien granted by such Note Guarantor pursuant to any Collateral Document shall be automatically released) (i) upon the consummation of any transaction or series of related transactions permitted under the Note if as a result thereof such Note Guarantor ceases to be a Subsidiary or is an Excluded Subsidiary (as defined in the Note) (or becomes an Excluded Subsidiary as a result of a single transaction or series of related transactions not prohibited under this Agreement or the Note), provided that if any Note Guarantor ceases to constitute a Wholly-Owned Subsidiary, such Note Guarantor shall not be released from its Note Guaranty unless (A) such Note Guarantor is no longer a direct or indirect Subsidiary of the Company or (B) after giving pro forma effect to such release and the consummation of the relevant transaction, the Company is deemed to have made a new Investment in such Person (as if such Person was then newly acquired) and such Investment is not otherwise prohibited pursuant to Section 4 of Annex A-2 of the Note as if such Investment were made at such time; it being understood that this proviso shall not limit the release of any Note Guarantor that otherwise constitutes an Excluded Subsidiary for any reason other than not constituting a Wholly-Owned Subsidiary of the Company (this proviso, the “Specified Guarantor Release Provision”) and/or (ii) upon the occurrence of the earlier of (x) the date on which this Note has been fully converted in accordance with the terms hereof and (y) the Maturity Date and (b) any Note Guarantor that meets the definition of “Excluded Subsidiary” (subject to the Specified Guarantor Release Provision) shall be released by the Collateral Agent promptly following the request therefor by the Company, subject, if applicable, to the Specified Guarantor Release Provision. In the event that any Note Guarantor is released from its obligations under the Note Guaranty, at the time of such release, any Indebtedness of such released Subsidiary that remains outstanding at such time shall be deemed to be incurred at such time and shall only be permitted to remain outstanding to the extent it would be permitted to be incurred under Section 1 of Annex A-2 of the Note.

(b) Notwithstanding anything in this Agreement or the Note to the contrary, the Collateral Agent will release (and is hereby authorized by the Secured Parties to release) any Lien granted to or held by the Collateral Agent upon any Collateral (A) upon the occurrence of the earlier of (i) the date on which this Note has been fully converted in accordance with the terms hereof and (ii) the Maturity Date, (B) constituting property sold or to be sold or otherwise Disposed of as part of or in connection with any Disposition permitted under the Note or under any other Finance Document or to which the holders of more than 50% of the aggregate principal amount outstanding of this Note and all other notes issued pursuant to the Note Purchase Agreement (the “Required Noteholders”) have consented, (C) that does not constitute (or ceases to constitute) Collateral, (D) in accordance with Section 12 of this Agreement, (F) otherwise pursuant to and in accordance with the provisions of any applicable Finance Document or (G) if approved, authorized or ratified in writing by the Required Noteholders.

(c) In connection with any such release, the Collateral Agent shall promptly execute and deliver to the relevant Note Party, at such Note Party’s expense, all documents that such Note Party shall reasonably request to evidence such Party’s termination or release; provided, that upon the request of the Collateral Agent, the Company shall deliver a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of this Agreement. Any execution and delivery of any document pursuant to the preceding sentence of this Section 10(c) shall be without recourse to or warranty by the Collateral Agent (other than as to the Collateral Agent’s authority to execute and deliver such documents).

(d) Capitalized terms used in this Section 10 and not otherwise defined in this Agreement shall have the meanings given to such term in the Note.

11.	PARALLEL DEBT (COVENANT TO PAY THE COLLATERAL AGENT).

(a) For the purposes of any German Security:

(i) notwithstanding any other provision of this Note or any other Finance Documents , each Note Party, by way of an independent payment obligation, irrevocably and unconditionally undertakes to pay to the Collateral Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by such Note Party to each of the Secured Parties under the Finance Documents as and when that amount falls due for payment under the relevant document or would have fallen due but for any discharge from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting such Note Party, to preserve its entitlement to be paid that amount.

(ii) Each Note Party and the Collateral Agent acknowledge that the obligations of a Note Party under paragraph (a) are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Note Party to any Secured Party under any Finance Document (its “Corresponding Debt”) nor shall the amounts for which a Note Party is liable under paragraph (a) (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt; provided that (x) the Collateral Agent shall not demand payment with regard to the Parallel Debt of any Note Party to the extent that such Note Party’s Corresponding Debt has been irrevocably paid or (in the case of guaranty obligations) discharged and (y) neither the Collateral Agent nor any Secured Party shall demand payment with regard to the Corresponding Debt of the Note Party to the extent that such Note Party’s Parallel Debt has been irrevocably paid or (in the case of guaranty obligations) discharged.

(iii) The Collateral Agent acts in its own name and not as trustee and it shall have its own independent right to demand payment of the amounts payable by each Note Party under this Section 31 (including, without limitation, through any suit, execution, enforcement of security, recovery of guaranties and applications for and voting in any kind of insolvency proceeding), irrespective of any discharge of such Note Party’s obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting the respective Note Party, to preserve their entitlement to be paid those amounts.

(iv) Any amount due and payable by a Note Party to the Collateral Agent under this Section 31 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment of the Corresponding Debt under the other provisions of the Finance Documents and any amount due and payable by the Note Party to the other Secured Parties under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment of the corresponding amount under this Section 11.

12.	PROJECT FINANCING SUBORDINATION.

(a) On a substantially concurrent basis with the occurrence of the Project Financing Closing Date, each of the Company (on behalf of itself and the other Note Parties), the Purchaser, the Noteholders, all the other Secured Parties and the Collateral Agent agree that (i) the Obligations of each member of the U.S. Project Finance Group pursuant to the Note Guaranty (the “Applicable Note Guaranty Obligations”) shall automatically, unconditionally, immediately and irrevocably be subordinated to the Guarantee provided by such Persons to any Project Lender in connection with a Project Financing and (ii) the Liens on any property of any Note Party that constitutes Project Loan Collateral granted to or held by the Collateral Agent under or pursuant to any Collateral Document or any other Transaction Document (such property, the “Applicable Project Collateral”) shall automatically, unconditionally, immediately and irrevocably be subordinated to the Liens on such Project Loan Collateral that are granted to or held by any Project Lender in connection with a Project Financing, in each case, (x) subject to clause (b) below and (y) in accordance with, and subject to the terms and conditions of, the Project Financing Intercreditor Agreement.

(b) The Initial Noteholder agrees that it will, and the Collateral Agent expressly agrees that it will (and each Secured Party hereby authorizes and directs the Collateral Agent to), promptly upon request by the Company, negotiate in good faith the terms of an intercreditor agreement with the Project Lender with respect to the subordination matters described in clause (a) above and use commercially reasonable efforts to agree to the terms of an intercreditor agreement that is acceptable to the Project Lender (and each Secured Party agrees to acknowledge and accept such

Project Financing Intercreditor Agreement to the extent requested by the Company or the Project Lender) and to consider in good faith any technical or other amendments to this Agreement, the Note or the other Finance Documents as may be reasonably requested by the Project Lender in connection with the consummation of the Project Financing. The Collateral Agent, the Noteholder and each other Secured Party further expressly acknowledges and agrees that in the event that the Project Lender, the Collateral Agent and the Initial Noteholder are unable to reach agreement on the terms of an intercreditor arrangement that is acceptable to the Project Lender, the Applicable Note Guaranty Obligations and the Liens granted to, or held by, the Collateral Agent on the Applicable Project Collateral, shall in each case be automatically, unconditionally, immediately and irrevocably released. In furtherance of (but without limiting) the foregoing, if the Company determines in good faith that the Collateral Agent, the Initial Noteholder and the Project Lender have not reached agreement on the terms of an intercreditor arrangement that is acceptable to the Project Lender and that continued negotiation of such intercreditor arrangement could reasonably be expected to delay or impede the ability of the U.S. Project Finance Group to obtain the applicable Project Financing, the Company may deliver written notice of such determination to the Collateral Agent and the Initial Noteholder and unless a Project Financing Intercreditor Agreement is agreed between the Collateral Agent, the Initial Noteholder and the Project Lender within five (5) Business Days of the date of such notice, the Applicable Note Guaranty Obligations and the Liens granted to, or held by, the Collateral Agent (or any other Secured Party) on the Applicable Project Collateral, shall in each case be automatically, unconditionally, immediately and irrevocably released on such fifth (5th) Business Day. Notwithstanding anything to the contrary set forth in this Agreement, the Note or any other Finance Document, upon the occurrence of such release and for so long as the applicable Project Financing is outstanding (x) each member of the U.S. Project Finance Group will be deemed to be an Excluded Subsidiary and (y) any asset belonging to any member of the U.S. Project Finance Group and any equity interests held from time to time by any other Subsidiary in any member of the U.S. Project Finance Group will be deemed to be Excluded Assets, in each case, for all purposes of the Transaction Documents.

(c) In connection with any such subordination and/or release pursuant to this Section 12, the Collateral Agent (and, to the extent requested by the Company, any other Secured Party) shall (and is hereby authorized and instructed by each Noteholder to) promptly execute and deliver to the relevant Note Party, at such Note Party’s expense, all documents that such Note Party or the Project Lender shall reasonably request to evidence such subordination and/or release (as applicable); provided, that upon the request of the Collateral Agent, the Company shall deliver a certificate of a Responsible Officer certifying that the Project Financing has been consummated in compliance with the terms of this Agreement. Any execution and delivery of any document pursuant to the preceding sentence of this Section 12(c) shall be without recourse to or warranty by the Collateral Agent (other than as to the Collateral Agent’s authority to execute and deliver such documents).

(d) The Collateral Agent (and, to the extent requested by the Company, any other Secured Party) shall also take such additional steps, including filing an amendment to or termination of any UCC financing statement and/or any PPSA financing statement and/or returning to the Company any Project Loan Collateral in its possession, as may from time to time reasonably be requested by or on behalf of the Company or the Project Lender to evidence such subordination and/or release contemplated by this Section 12.

(e) Capitalized terms used in this Section 12 and not otherwise defined in this Agreement shall have the meanings given to such term in the Note.

13.	INTERCREDITOR MATTERS WITH RESPECT TO THE SECURED A&R NOTES.

On the First Modification Date, the Collateral Agent agrees (and the Secured Parties authorize and direct the Collateral Agent) to enter into a Pari Passu Intercreditor Agreement with the Existing GC Noteholder (as defined in the Note) to set forth the relative priorities, rights and remedies as between the Collateral Agent and Existing GC Noteholder in its capacity as holder of the First A&R Note. On the Second Modification Date, the Collateral Agent agrees (and the Secured Parties authorize and direct the Collateral Agent) to enter into a new, or join to the existing, Pari Passu Intercreditor Agreement with the Existing GC Noteholder to set forth the relative priorities, rights and remedies as between the Collateral Agent and Existing GC Noteholder in its capacity as holder of the Secured A&R Notes.

14.	MISCELLANEOUS.

(a) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any conflict of law that would require the application of the laws of any other jurisdiction. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or under any of the other Transaction Documents or with any transaction contemplated hereby or thereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH ACTION OR PROCEEDING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF EITHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

(b) Counterparts; Electronic Signatures. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. A party’s electronic signature (complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other Applicable Law) of this Agreement shall have the same validity and effect as a signature affixed by the party’s hand.

(c) Headings; Gender. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(d) Severability; Maximum Payment Amounts. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document (and without implication that the following is required or applicable), it is the intention of the parties that in no event shall amounts and value paid by the Company, or payable to or received by Purchaser, under the Transaction Documents (including without limitation, any amounts that would be characterized as “interest” under Applicable Law) exceed amounts permitted under any Applicable Law. Accordingly, if any obligation to pay, payment made to Purchaser, or collection by Purchaser pursuant the Transaction Documents is finally judicially determined to be contrary to any such Applicable Law, such obligation to pay, payment or collection shall be deemed to have been made by mutual mistake of Purchaser, the Company and such amount shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law. Such adjustment shall be effected, to the extent necessary, by reducing or refunding, at the option of Purchaser, the amount of interest or any other amounts which would constitute unlawful amounts required to be paid or actually paid (or deemed to be paid) to Purchaser under the Transaction Documents. For greater certainty, to the extent that any interest, charges, fees, expenses or other amounts required to be paid to or received by Purchaser under any of the Transaction Documents or related thereto are held to be within the meaning of “interest” or another applicable term to otherwise be violative of Applicable Law, such amounts shall be pro-rated over the period of time to which they relate.

(e) Entire Agreement; Amendments. This Agreement, the other Transaction Documents and the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein supersede all other prior oral or written agreements between Purchaser, the Company and their Affiliates and Persons acting on their behalf, including any transactions by Purchaser with respect to Common Shares or the securities of the Company, and the other matters contained herein and therein, and this Agreement, the other Transaction Documents, the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein contain the entire understanding of the parties solely with respect to the matters covered herein and therein; Except as specifically set forth herein or therein, neither the Company, nor Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. For clarification purposes, the Recitals are part of this Agreement. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and Purchaser; provided, that notwithstanding the foregoing, Section 5(d)(vii), Section 5(d)(viii), Sections 9 through 13 (inclusive) may be amended by a writing signed by the Company, each Noteholder at such time and the Collateral Agent (and no other consent shall be necessary). No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt by the recipient, when delivered personally; (ii) upon receipt by the recipient, when sent by electronic mail (provided that such sent email is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s email server that such e-mail could not be delivered to such recipient); or (iii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses and e-mail addresses for such communications shall be:

(i)	If to the Company:

Li-Cycle Holdings Corp.

207 Queen’s Quay West, Suite 590

Toronto, Ontario M5J 1A7

Attention: Ajay Kochhar

Email: ajay.kochhar@li-cycle.com

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

3 World Trade Center, 175 Greenwich Street

New York NY 10007

Attention: Andrea M. Basham, Allison R. Liff

Email: Andrea.Basham@Freshfields.com

 Allison.Liff@Freshfields.com

and

McCarthy Tétrault LLP

66 Wellington St W

Suite 5300

Toronto, ON M5K 1E6

Attention: Jonathan Grant, Fraser Bourne

Email: jgrant@mccarthy.ca, fbourne@mccarthy.ca

(ii)	If to the Purchaser:

Glencore Canada Corporation

100 King Street West, Suite 6900

Toronto, ON, M5X 1E3

Attention: Legal Department

E-Mail: legalnotices@glencore-us.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York

Attention: David Avery Gee, Heather Emmel, Nitin Konchady

Email: David.Avery-Gee@weil.com

 Heather.Emmel@weil.com

 Nitin.Konchady@weil.com

and

Glencore International AG

Baarermattstrasse 3

CH – 6340 Baar

Switzerland

Attn: General Counsel

Email: general.counsel@glencore.com

and

Glencore Ltd.

330 Madison Ave.

New York, New York 10017

Attention: Legal Department

E-Mail: legalnotices@glencore-us.com

(iii)	If to the Collateral Agent:

Glencore Canada Corporation

100 King Street West, Suite 6900

Toronto, ON, M5X 1E3

Attention: Legal Department

E-Mail: legalnotices@glencore-us.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York

Attention: David Avery Gee, Heather Emmel, Nitin Konchady

Email: David.Avery-Gee@weil.com

 Heather.Emmel@weil.com

 Nitin.Konchady@weil.com

and

Glencore International AG

Baarermattstrasse 3

CH – 6340 Baar

Switzerland

Attn: General Counsel

Email: general.counsel@glencore.com

and

Glencore Ltd.

330 Madison Ave.

New York, New York 10017

Attention: Legal Department

E-Mail: legalnotices@glencore-us.com

or to such other address or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s e-mail containing the time and date or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by e-mail or receipt from an overnight courier service in accordance with clauses (i), (ii) or (iii) above, respectively.

(g) INTERCREDITOR AGREEMENTS. REFERENCE IS MADE TO EACH INTERCREDITOR AGREEMENT. EACH NOTEHOLDER AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTION CONTRARY TO THE PROVISIONS OF EACH INTERCREDITOR AGREEMENT AND AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT TO ENTER INTO EACH INTERCREDITOR AGREEMENT AS “FIRST LIEN REPRESENTATIVE” (OR EQUIVALENT) AND ON BEHALF OF SUCH NOTEHOLDER. THE PROVISIONS OF THIS CLAUSE (G) ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF ANY INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO EACH INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH NOTEHOLDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF EACH INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE COLLATERAL AGENT NOR ANY OF ITS AFFILIATES OR OTHER REPRESENTATIVES MAKES ANY REPRESENTATION TO ANY NOTEHOLDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN SUCH INTERCREDITOR AGREEMENT. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE NOTEHOLDER AND/OR HOLDER OF ANY INDEBTEDNESS SUBJECT TO ANY INTERCREDITOR AGREEMENT TO EXTEND CREDIT THEREUNDER AND SUCH NOTEHOLDERS AND/OR HOLDERS OF OTHER INDEBTEDNESS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF EACH APPLICABLE INTERCREDITOR AGREEMENT.

(h) Conflicts. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, in the event of any conflict or inconsistency between this Agreement and any other Transaction Document, the terms of this Agreement shall govern and control; provided, that in the case of any conflict or inconsistency between any Intercreditor Agreement and any Transaction Document, the terms of such Intercreditor Agreement shall govern and control.

(i) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of Purchaser, including by way of a Change of Control Transaction (as defined in the Note) (unless the Company is in compliance with the applicable provisions governing Change of Control Transactions set forth in the Note). Purchaser may assign some or all of its rights hereunder to the extent permitted hereunder without the consent of the Company, provided that any assignee agrees in writing to be bound by the provisions hereof and the Side Letter that apply to Purchaser in which event such assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights. Collateral Agent may assign its rights and obligations hereunder or under any Financing Document solely with the consent of the Company.

(j) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(k) Survival. The representations, warranties, agreements and covenants shall survive the Closing.

(l) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(m) Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. Each and every reference to share prices, Common Shares and any other numbers in this Agreement that relate to the Common Shares shall be automatically adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions that occur with respect to the Common Shares after the date of this Agreement. Notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty against, or a prohibition of, any actions with respect to the borrowing of, arrangement to borrow, identification of the availability of, and/or securing of, securities of the Company in order for Purchaser (or its broker or other financial representative) to effect short sales or similar transactions in the future. Each capitalized term used in Sections 9 through 13 (inclusive) of this Agreement and not defined herein has the meaning given to such term in the Note.

(n) Remedies. Each party hereto shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which it has have been granted at any time under any other agreement or contract and all of the rights which it has under any Applicable Law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, each party hereto recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations under any Transaction Document to which it is a party, any remedy at law would be inadequate relief to the other party hereto. Each party hereto therefore agrees that the other party hereto shall be entitled to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The remedies provided in this Agreement and the other Transaction Documents shall be cumulative and in addition to all other remedies available under this Agreement and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief).

(o) Currency; Payments.

(i) Currency. Unless otherwise specified or the context otherwise requires all dollar amounts referred to in this Agreement are in United States Dollars (“U.S. Dollars”).

(ii) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in U.S. Dollars by wire transfer of immediately available funds. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

15.	CANADIAN WITHHOLDING TAX INDEMNITY.

(a) Each Noteholder that is a non-resident of Canada for purposes of the Tax Act (each, a “Tax Indemnitor”) agrees to severally indemnify and hold harmless the Note Parties and their respective directors (each, a “Tax Indemnitee”), from and against any Taxes that are payable and required under Applicable Laws to be deducted or withheld or remitted in respect of any payment made (or deemed under the Tax Act to be made) by or on account of any obligation of any Note Party under any Note Document (including the transfer or delivery of shares or Redemption Warrants in connection with a Conversion or Redemption of any of the Covered Notes) to the Tax Indemnitor. Each Tax Indemnitor hereby authorizes each Note Party to set off and apply any and all amounts at any time owing to such Tax Indemnitor under any Note Document (or otherwise) against any amount due to such Note Party by such Tax Indemnitor under this Section 15. The rights in this Section 15 shall survive the termination of this Agreement. Any payments made by a Tax Indemnitor under this Section 15 shall be made on or before the day that is 2 Business Days prior to the date such amount is required to be remitted by the applicable Tax Indemnitee to the relevant governmental authority in immediately available Canadian dollars and free and clear from any withholdings or deductions, except for any such withholdings or deductions as may be required by Applicable Law and where such withholdings or deductions are required, the Tax Indemnitor shall pay additional amounts under this Section 15 so that the net amount received by the Tax Indemnitee (after such withholdings and deductions but excluding any withholdings and deductions of Excluded (2) Taxes) shall be not less than it would have been absent any such withholdings or deductions.

(b) For greater certainty, the provisions of this Section 15 shall apply to the Covered Notes and shall apply to the holder(s) thereof from time to time.

(c) Should the Tax Indemnitor not pay the required amounts to the Company at the time of a proposed Conversion or Redemption of any of the Covered Notes, the Company will have the right to defer the relevant proposed Conversion or Redemption pending the cure of the default by the Tax Indemnitor. For greater certainty, upon the payment by the Tax Indemnitor of any amounts payable under this Section 15 with respect to a Conversion or Redemption of the Covered Notes, the Company shall transfer the full amount of shares (or Redemption Warrants, as applicable), without withholding or deduction, to such Tax Indemnitor.

(d) Should there be a material breach of this Section 15 by the Tax Indemnitor then interest will cease to accrue on the relevant Covered Notes to which the default relates and the Company will have no obligation in respect thereof (it being agreed that following the cure of any such default by the Tax Indemnitor, interest will once again begin to accrue).

(e) Cooperation 1. The Note Parties will cooperate on a commercially reasonable basis with the Tax Indemnitor to: (1) prepare and provide to the Tax Indemnitor for its review, a draft of the calculation of the amount of Taxes that are payable in accordance with this Section 15; and (2) to take into account any forms, certificates, or documents provided to the Note Parties by a Tax Indemnitor in order to determine any withholding or other relevant tax matters, to avoid or to reduce any such withholding or deduction for any tax pursuant to the provisions of Applicable Law or of an applicable income tax treaty. The Note Parties will timely provide the Tax Indemnitor with a receipt or other written evidence of funds remitted pursuant to this Section 15 to the applicable governmental authority.

(f) Cooperation 2. The Note Parties will cooperate on a commercially reasonable basis with the Tax Indemnitor to: (1) facilitate the remittance of funds paid by the Tax Indemnitor pursuant to this Section 15 to the relevant governmental authority; (2) to minimize the time that the Note Parties hold funds paid by the Tax Indemnitor (pursuant to this Section 15) prior to the remittance thereof to the relevant governmental authority; (3) to hold funds paid by the Tax Indemnitor (pursuant to this Section 15) in a dedicated escrow bank account (which shall not be commingled with other assets) prior to the remittance thereof to the relevant governmental authority.

(g) Cooperation 3. The Note Parties will cooperate on a commercially reasonable basis with the Tax Indemnitor to minimize the amounts payable by it under this Section 15, by applying the cash component of any payment (or deemed payment) by a Note Party in respect of the Covered Notes to the amounts due pursuant to this Section 15. The Note Parties will timely remit any such withheld amounts to the relevant governmental authority.

(i) For purposes of this Agreement and the other Transaction Documents, the following terms shall have the following meanings:

“Canadian Tax Indemnity” refers to the rights and obligations set forth in this Section 15;

“Conversion” means (i) in the case of the Note, a conversion of the Note (or any part thereof) pursuant to Section 5 of the Note; and (ii) in the case of an A&R Note, a conversion of such A&R Note (or any part thereof) pursuant to Section 4 of such A&R Note;

“Covered Notes” means the Notes and the A&R Notes;

“Excluded (2) Taxes” means (a) any Taxes imposed on (or measured by) the recipient’s net income or overall gross income, franchise Taxes and capital Taxes, in each case, (i) imposed as a result of such recipient being organized or having its principal office located in the taxing jurisdiction and (b) any branch profits Taxes or any similar Tax imposed by any jurisdiction described in clause (a);

“Redemption” means (i) in the case of the Note, an Optional Redemption or an ECF Mandatory Redemption, as applicable, pursuant to Section 6 of the Note; and (ii) in the case of an A&R Note, an Optional Redemption or an ECF Mandatory Redemption, as applicable, pursuant to Section 5 of such A&R Note;

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

[signature page follows]

IN WITNESS WHEREOF, each of the Company, the Purchaser, Glencore Intermediate and the Collateral Agent has caused their respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY:

LI-CYCLE HOLDINGS CORP.

By:	/s/ Ajay Kochhar
Name: Ajay Kochhar
Title: Co-Founder, President & CEO and Director

PURCHASER:

GLENCORE CANADA CORPORATION

By:	/s/ Adam Luckie
Name: Adam Luckie
Title: Authorized Signatory

GLENCORE INTERMEDIATE:

GLENCORE LTD.

By:	/s/ Adam Luckie
Name: Adam Luckie
Title: Authorized Signatory

COLLATERAL AGENT:

GLENCORE CANADA CORPORATION

By:	/s/ Adam Luckie
Name: Adam Luckie
Title: Authorized Signatory

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

Exhibit A

Form of Note

See attached.

Exhibit B

Form of Registration Rights Agreement

See attached.

Exhibit C

Forms of A&R Notes

See attached.

Exhibit D

Form of Side Letter

See attached.

Exhibit E

Allocation Agreement

See attached.

Exhibit F

Form of Note Guaranty

See attached.

Exhibit G -1

Form of U.S. Security Agreement

See attached.

Exhibit G -2

Form of U.S. Pledge Agreement

See attached.

Exhibit G -3

Form of Canadian Security Agreement

See attached.

Exhibit G-4

Form of Canadian Pledge Agreement

See attached.

Exhibit G-5

Form of Perfection Certificate (Canada)

See attached.

Exhibit H

Company Disclosure Schedule

See attached.